Free Writing Prospectus
Filed Pursuant to Rule 433
Registration File No. 333-140962

Alternative Loan Trust 2007- OA9

Final Term Sheet

$391,151,100 (Approximate)

CWALT, INC.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the free writing prospectus.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS
Mortgage Pass-Through Certificates, Series 2007-OA9
Distributions payable monthly, beginning August 27, 2007

The following classes of certificates are offered pursuant to this free writing prospectus:

	Initial Class Certificate Balance/Notional Amount (1)		Pass-Through Rate (2)		Initial Class Certificate Balance/Notional Amount (1)	Pass-Through Rate (2)
Class A-1	$212,195,000		Floating	Class M-3	$3,040,000	Floating
Class A-2	$88,414,000		Floating	Class M-4	$4,053,000	Floating
Class A-3	$53,048,000		Floating	Class M-5	$2,027,000	Floating
Class X-P	$405,337,894	(3)	Variable	Class M-6	$2,027,000	Floating
Class A-R	$100		Variable	Class M-7	$3,040,000	Floating
Class M-1	$11,147,000		Floating	Class M-8	$1,013,000	Floating
Class M-2	$8,107,000		Floating	Class M-9	$3,040,000	Floating

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10%.

(2)
The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the index on which these rates are based and their initial ratings, are listed in the tables under “Summary—Description of the Certificates” in this free writing prospectus.

(3)
The Class X-P Certificates will consist of two interest-only components and two principal-only components. The initial notional amount of the Class X-P Certificates is set forth in the table above but is not included in the aggregate class certificate balance of all the certificates offered.

Summary

Issuing Entity

Alternative Loan Trust 2007-OA9, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Originators

IndyMac Bank, F.S.B. and Flagstar Bank, F.S.B. originated approximately 34.98% and 36.07%, respectively, of the mortgage loans by aggregate stated principal balance as of the cut-off date. The remaining mortgage loans were originated by various other originators, including Countrywide Home Loans, which, individually, originated less than 10% of the mortgage loans by aggregate stated principal balance as of the cut-off date.

Master Servicer

Countrywide Home Loans Servicing LP.

Servicers

It is expected that approximately 64.40% and 34.98% of the mortgage loans by aggregate stated principal balance as of the closing date will be serviced by Countrywide Home Loans Servicing LP and IndyMac Bank, F.S.B., respectively.

Trustee

The Bank of New York.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan conveyed to the issuing entity on the closing date, the later of July 1, 2007 and the date of origination of that mortgage loan (referred to as the “cut-off date”).

Closing Date

On or about July 30, 2007.

The Mortgage Loans

The mortgage loans will consist primarily of 30- and 40-year conventional, adjustable rate, negative amortization mortgage loans secured by first liens on one-to-four family residential properties with an aggregate current principal balance of approximately $405,337,994 as of the cut-off date. The mortgage rate on each mortgage loan is fixed during an introductory period of one to four months after origination. Thereafter, the interest rate on each mortgage loan adjusts monthly based on a specified index, but the scheduled monthly payments on the mortgage loans adjust annually (after the end of their initial fixed scheduled payment period of up to one year for substantially all of the mortgage loans).

The statistical information presented in this free writing prospectus regarding the mortgage loans is as of the cut-off date. The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be substituted for the mortgage loans that are described in this free writing prospectus. Any substitution will not result in a material difference in the mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the cut-off date, the mortgage loans in the mortgage pool had the following characteristics:

Aggregate Current Principal Balance	$405,337,994

Number of Mortgage Loans	1,163

Average Current Principal Balance	$348,528

Range of Current Principal Balances	$31,186 to $2,618,328

Weighted Average Mortgage Rate less any lender paid mortgage insurance	8.529%

Weighted Average Mortgage Rate	8.542%

Range of Mortgage Rates	6.372% to 9.950%

Weighted Average Minimum Mortgage Rate	3.519%

Weighted Average Maximum Mortgage Rate	10.199%

Weighted Average Original Loan-to-Value Ratio	74.29%

Percentage of Mortgage Loans with Original Loan-to-Value Ratios Greater than 80%	3.28%

Geographic Concentrations in excess of 10%:

California	45.14%

Florida	14.50%

Weighted Average Original Term to Stated Maturity	392 months

Weighted Average Remaining Term to Stated Maturity	386 months

Percentage of Mortgage Loans with Prepayment Charges	78.82%

Minimum FICO Score	579

Maximum FICO Score	820

Weighted Average FICO Score of Mortgage Loans with Known FICO Score	707

Number of Mortgage Loans with Unknown FICO Score	0

Percentage of Mortgage Loans with Unknown FICO Score	0.00%

Weighted Average Gross Margin	3.519%

Maximum Negative Amortization:

110%	22.23%

115%	77.77%

Weighted Average Maximum Negative Amortization	113.89%

Weighted Average Initial Payment Adjustment Date	2/16/2008

See “The Mortgage Pool” in this free writing prospectus.

Additional information regarding the mortgage loans is set forth in Annex A attached to this free writing prospectus.

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	InitialClass CertificateBalance / NotionalAmount (1)		Type	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)
Offered Certificates
Class A-1	$212,195,000		Senior/Floating Pass-Through Rate/Super Senior	Aaa	AAA
Class A-2	$88,414,000		Senior/Floating Pass-Through Rate/Super Senior/Support	Aaa	AAA
Class A-3	$53,048,000		Senior/Floating Pass-Through Rate/Support	Aaa	AAA
Class X-P	$405,337,894	(3)(4)	Senior/Variable Pass-Through Rate/Component	Aaa	AAA
Class A-R	$100		Senior/Variable Pass-Through Rate/Residual	Aaa	AAA
Class M-1	$11,147,000		Subordinate/Floating Pass-Through Rate	Aaa	AA+
Class M-2	$8,107,000		Subordinate/Floating Pass-Through Rate	Aa1	AA
Class M-3	$3,040,000		Subordinate/Floating Pass-Through Rate	Aa1	AA-
Class M-4	$4,053,000		Subordinate/Floating Pass-Through Rate	Aa1	A+
Class M-5	$2,027,000		Subordinate/Floating Pass-Through Rate	Aa1	A
Class M-6	$2,027,000		Subordinate/Floating Pass-Through Rate	Aa2	A-
Class M-7	$3,040,000		Subordinate/Floating Pass-Through Rate	Aa3	BBB+
Class M-8	$1,013,000		Subordinate/Floating Pass-Through Rate	Aa3	BBB
Class M-9	$3,040,000		Subordinate/Floating Pass-Through Rate	A2	BBB-

Non-Offered Certificates (5)
Class B-1	$7,499,000		Subordinate/Floating Pass-Through Rate
Class B-2	$2,229,000		Subordinate/Floating Pass-Through Rate
Class B-3	$4,458,894		Subordinate/Floating Pass-Through Rate
______________
(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10% depending on the amount of mortgage loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). The Class B-1, Class B-2 and Class B-3 Certificates are not offered by this free writing prospectus, so ratings for those classes of certificates have not been provided. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
Solely for purposes of determining distributions of principal and interest and the allocation of realized losses and net deferred interest on the mortgage loans, the Class X-P Certificates are comprised of four components that are not separately transferable: two interest-only components (the Class X-P IO-1 and Class X-P IO-2 Components) and two principal-only components (the Class X-P PO-1 and Class X-P PO-2 Components). The interest-only and principal-only components of the Class X-P Certificates are sometimes referred to as IO Components and PO Components, respectively.

The IO Components are notional amount, interest-only components that will not have component principal balances. Each PO Component will have a component principal balance (initially zero).

The notional amount of the Class X-P Certificates will equal the aggregate component notional amount of its IO Components. The class certificate balance of the Class X-P Certificates will equal the aggregate component principal balance of its PO Components.

IO Components. The “component notional amount” of the Class X-P IO-1 Component for the interest accrual period related to any distribution date will equal the sum of (1) the aggregate class certificate balance of the senior certificates (other than the Class X-P and Class A-R Certificates) and (2) the component principal balance of the Class X-P PO-1 Component immediately prior to such distribution date. The “component notional amount” of the Class X-P IO-2 Component for the interest accrual period related to any distribution date will equal the sum of (1) the excess, if any, of the aggregate stated principal balance of the mortgage loans as of the first day of the related due period (after giving effect to principal prepayments received in the prepayment period related to the prior distribution date) over the aggregate class certificate balance of the senior certificates (including the Class X-P Certificates) immediately prior to such distribution date and (2) the component principal balance of the Class X-P PO-2 Component immediately prior to such distribution date.

PO Components. The “component principal balance” of each PO Component will initially be zero and will increase depending on the amount of net deferred interest from the mortgage loans allocated to the IO Component with the same alpha-numeric designation, as described under “Description of the Certificates—Interest” in this free writing prospectus. The component principal balance of a PO Component will be reduced by all amounts actually distributed as principal on that component and all realized losses applied in reduction of principal on that component on all prior distribution dates and will be increased by amounts allocated as subsequent recoveries to that PO Component as described under “Description of the Certificates—Calculation of Class Certificate Balance.”

(4)
On each distribution date, the Class X-P Certificates will also be entitled to receive the prepayment charges received with respect to the mortgage loans during the related prepayment charge period. The ratings assigned to the Class X-P Certificates do not address the likelihood that any prepayment charges will be received by the Class X-P Certificates.

(5)
The Class B-1, Class B-2 and Class B-3 Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class B-1, Class B-2 and Class B-3 Certificates is provided only to permit a better understanding of the offered certificates.

The certificates also will have the following characteristics:

Class	Pass-Through Rate On and Before Optional Termination Date (1)	Pass-Through Rate After Optional Termination Date (1)	Accrual Period	Interest Accrual Convention
Offered Certificates
Class A-1	LIBOR + 0.290%	LIBOR + 0.580%	(2)	Actual/360 (3)
Class A-2	LIBOR + 0.350%	LIBOR + 0.700%	(2)	Actual/360 (3)
Class A-3	LIBOR + 0.500%	LIBOR + 1.000%	(2)	Actual/360 (3)
Class X-P	(6)(7)(8)	(6)(7)(8)	calendar month (4)	30/360 (5)
Class A-R	(9)	(9)	calendar month (4)	30/360 (5)
Class M-1	LIBOR + 1.250%	LIBOR + 1.875%	(2)	Actual/360 (3)
Class M-2	LIBOR + 1.500%	LIBOR + 2.250%	(2)	Actual/360 (3)
Class M-3	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-4	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-5	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-6	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-7	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-8	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-9	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)

Non-Offered Certificates
Class B-1	LIBOR + 1.750%	LIBOR + 1.750%	(2)	Actual/360 (3)
Class B-2	LIBOR + 1.750%	LIBOR + 1.750%	(2)	Actual/360 (3)
Class B-3	LIBOR + 1.750%	LIBOR + 1.750%	(2)	Actual/360 (3)
______________
(1)
The pass-through rate on each class of certificates (other than the Class X-P and Class A-R Certificates) may adjust monthly based on the level of one-month LIBOR, subject to a net rate cap . LIBOR for the related interest accrual period is calculated as described under “Description of the Certificates—Determination of LIBOR.” The net rate cap is a per annum rate generally equal to the weighted average adjusted net mortgage rate of the mortgage loans.

(2)
The interest accrual period for any distribution date will be the period commencing on the distribution date in the month prior to the month in which that distribution date occurs (or commencing on the closing date, in the case of the first distribution date) and ending on the day immediately prior to that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the accrual period.

(4)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

(5)	Interest will accrue at the rate described in this table on the basis of a 360 day year divided into twelve 30 day months.

(6)
The Class X-P Certificates will be entitled to receive on each distribution date the sum of the interest accrued on its IO Components (based upon the component notional amount of each IO Component) during the related interest accrual period at their respective pass-through rates for that distribution date, less any amounts that are used to pay carryover shortfall amounts in respect of any other classes of certificates as described herein. The PO Components of the Class X-P Certificates do not bear interest so they do not have a pass-through rate.

(7)
The pass-through rate for the Class X-P IO-1 Component for the interest accrual period for any distribution date will generally equal the excess, if any, of (1) the net rate cap (adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the senior certificates (other than the Class X-P and Class A-R Certificates) and the Class X-P PO-1 Component (weighted on the basis of their respective class certificate balances and component principal balance and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

The pass-through rate for the Class X-P IO-2 Component for the interest accrual period for any distribution date will generally equal the excess, if any, of (1) the net rate cap (adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the subordinated certificates (treating the Class X-P PO-2 Component as a subordinated certificate) for that distribution date (weighted on the basis of their respective class certificate balances and component principal balance and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

(8)	The Class X-P Certificates also will be entitled to receive all of the prepayment charges received with respect to the mortgage loans during the related prepayment charge period.

(9)
The pass-through rate for the Class A-R Certificates for the interest accrual period related to any distribution date will be a per annum rate equal to the net rate cap (adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates
Senior Certificates	Class A, Class X-P and Class A-R Certificates

Subordinated Certificates	Class M and Class B Certificates

LIBOR Certificates	Class A, Class M and Class B Certificates

Class A Certificates	Class A-1, Class A-2 and Class A-3 Certificates

Class M Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

Class B Certificates	Class B-1, Class B-2 and Class B-3 Certificates

Offered Certificates	Senior Certificates and Class M Certificates

IO Components	Class X-P IO-1 and Class X-P IO-2 Components

PO Components	Class X-P PO-1 and Class X-P PO-2 Components

Record Date

LIBOR Certificates:

The business day immediately preceding a distribution date, or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the calendar month preceding the month of that distribution date.

Class A-R and Class X-P Certificates:

For the first distribution date, the closing date. For any other distribution date, the last business day of the month preceding the month of that distribution date.

Denominations

Offered Certificates other than the Class X-P and Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class X-P Certificates:

$100,000 (Notional Amount) and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on August 27, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Last Scheduled Distribution Date

The last scheduled distribution date for the offered certificates is the distribution date in June 2047. Since the rate of distributions in reduction of the class certificate balance or notional amount of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance or notional amount of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Payments

The related accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table above.

On each distribution date, to the extent funds are available, each class of interest-bearing certificates or the IO Components will be entitled to receive:

•
interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance or component notional amount, as applicable, immediately prior to that distribution date, and

•	any interest remaining unpaid from prior distribution dates, less

•	any net deferred interest allocated to that class or component for that distribution date, less

•	any net interest shortfalls allocated to that class or component for that distribution date.

The PO Components do not bear interest.

Net Deferred Interest

For any distribution date, the amount of the net deferred interest on the mortgage loans that will be allocated to the certificates will equal the excess, if any, of:

•	the interest deferred on the mortgage loans from the previous due date to the due date related to that distribution date, over

•
the sum of the amount of principal prepayments received during the related prepayment period and subsequent recoveries received on the mortgage loans during the calendar month prior to that distribution date (this amount is referred to as the “net deferred interest”).

For any distribution date, the senior percentage of the amount of net deferred interest on the mortgage loans will be allocated to the senior certificates or IO Components and the subordinated percentage of that net deferred interest will be allocated to the subordinated certificates. Among the senior certificates or subordinated certificates, as applicable, the net deferred interest allocated to a class of certificates or an IO Component will generally be an amount equal to the excess, if any, of:

•	the amount of interest accrued on the class of certificates or the IO Component at its pass-through rate during the interest accrual period related to that distribution date, over

•
the amount of interest that would have accrued if the pass-through rate for that class of certificates or IO Component was equal to the adjusted rate cap for that class or component and distribution date, in each case not to exceed the interest entitlement for that class or component for that distribution date.

The amount of net deferred interest allocated to a class of certificates or IO Component will be added to the class certificate balance of the class or, in the case of an IO Component, to the component principal balance of the PO Component with the same alpha-numeric designation.

Allocation of Interest Shortfalls

For any distribution date, the interest entitlement for each interest-bearing class of certificates or IO Component will be reduced by the amount of net interest shortfalls experienced by the mortgage loans resulting from:

•	prepayments on the mortgage loans and

•	reductions in the interest rate on the mortgage loans due to Servicemembers Relief Act reductions or debt service reductions.

Net interest shortfalls for the mortgage loans on any distribution date will be allocated pro rata among all classes of interest-bearing certificates (or IO Components thereof), based on their respective entitlements, in each case before taking into account any reduction in the entitlements from net interest shortfalls.

If on any distribution date, available funds are not sufficient to make a full distribution of the interest entitlement on the interest-bearing certificates and IO Components in the order described below under “—Priority of Distributions Among Certificates”, interest will be distributed on each class of certificates and IO Components of equal priority, pro rata, based on their respective entitlements. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates and IO Components will be entitled to receive on the next distribution date. Any unpaid interest amount carried forward will not bear interest.

Carryover Shortfall Amount

If the pass-through rate on a class of LIBOR Certificates for the interest accrual period related to a distribution date is limited by the net rate cap, any resulting interest shortfall (referred to as a “carryover shortfall amount”) may be paid on that distribution date or (except in the case of the Class B Certificates) on future distribution dates from amounts otherwise distributable as interest on one of the IO Components as described below under “—Priority of Distributions.”

Principal Payments

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.

Generally, the principal collections from the mortgage loans are allocated to the senior certificates as set forth below, and any remainder is allocated to the subordinated certificates:

•
in the case of scheduled principal collections, the amount allocated to the senior certificates is based on the ratio of the aggregate class certificate balance of the senior certificates to the aggregate class certificate balance of all of the certificates, and

•
in the case of net principal prepayments, the amount allocated to the senior certificates is based on a fixed percentage (equal to 100%) until the tenth anniversary of the first distribution date, at which time the percentage will step down as described herein, if the specified conditions are met.

Notwithstanding the foregoing,

•	no decrease in the senior prepayment percentage will occur unless certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied, and

•
if the subordination percentage meets a certain threshold and certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied (referred to as the “two-times test”), the senior prepayment percentage will step down prior to the tenth anniversary of the first distribution date, and will be a smaller percentage than would be the case if the two times test were not met.

Principal will be distributed on each class of certificates or PO Component entitled to receive principal payments as described below under “—Amounts Available for Distributions on the Certificates.”

The IO Components are not entitled to receive any principal distributions.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):

•
all scheduled installments of interest (net of the related expense fees and after taking into account reductions due to deferred interest on the mortgage loans) and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them,

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures,

•
net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest),

•	subsequent recoveries with respect to the mortgage loans,

•
partial or full prepayments of the mortgage loans collected during the applicable period, together with interest paid in connection with the prepayments (other than certain excess amounts payable to the master servicer) and the compensating interest, and

•	any substitution adjustment amount or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or purchased by the master servicer during the applicable period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee and additional servicing compensation due to the master servicer,

•	the trustee fee due to the trustee,

•	lender paid mortgage insurance premiums, if any,

•	all prepayment charges (which are distributable only to the Class X-P Certificates),

•
the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement, and

•	all other amounts for which the depositor, a seller or the master servicer is entitled to be reimbursed.

Any amounts paid from the amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by a per annum rate (referred to as the master servicing fee rate) which equals 0.395% per annum with respect to the mortgage loans originated by IndyMac Bank, F.S.B. and 0.375% per annum with respect to the remaining mortgage loans. The weighted average of the master servicing fee rates as of the cut-off date equals 0.382% per annum. The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans, as described in this free writing prospectus.

Additional Servicing Compensation:

The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans.

Source and Priority of Distributions:

The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Distributions

Priority of Distributions Among Certificates

In general, on any distribution date, available funds will be distributed in the following order:

•
to interest on the interest-bearing classes of senior certificates and IO Components, pro rata, based on their respective interest entitlements; provided, that amounts distributable to the IO Components (after allocation of net deferred interest) will first be deposited into the carryover shortfall reserve fund,

•	to principal of the classes of the senior certificates and the PO Components then entitled to receive distributions of principal, in the order and subject to the priorities set forth below,

•
to interest on and then principal of each class of subordinated certificates, in the order of their distribution priorities, beginning with the Class M-1 Certificates, in each case subject to the limitations set forth below, and

•	from any remaining available funds, to the Class A-R Certificates.

Carryover Shortfall Reserve Fund

On each distribution date, all amounts distributable as interest to the IO Components will be deposited in the carryover shortfall reserve fund and will be distributed as follows:

•
from amounts otherwise distributable to the Class X-P IO-1 Component, concurrently, to the LIBOR Certificates that are senior certificates, pro rata (as specified under “Description of the Certificates—Carryover Shortfall Reserve Fund”), to pay carryover shortfall amounts of those classes of certificates,

•
from amounts otherwise distributable to the Class X-P IO-2 Component, concurrently, to each class of subordinated certificates, pro rata (as specified under “Description of the Certificates—Carryover Shortfall Reserve Fund”), to pay carryover shortfall amounts of each class of subordinated certificates.

Any amounts that were distributable to an IO Component but were not used to pay carryover shortfall amounts as described above will be distributed to the Class X-P Certificates.

Holders of the Class X-P Certificates will not be entitled to reimbursement for any amounts in respect of interest otherwise payable to an IO Component that was used to pay carryover shortfall amounts on other classes of certificates.

Principal

On each distribution date, the principal amount will be distributed as described above under “—Priority of Distributions Among Certificates” as principal first with respect to the senior certificates (or with respect to the Class X-P Certificates, the PO Components) in an amount up to the senior principal distribution amount, and second as principal of the subordinated certificates, in an amount up to the subordinated principal distribution amount.

Senior Certificates:

On each distribution date, the principal amount, up to the amount of the senior principal distribution amount, will be distributed as principal of the following classes of senior certificates, in the following order of priority:

•	first, to the Class A-R Certificates, until its class certificate balance is reduced to zero, and

•
second, concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates and the PO Components, pro rata, until their respective class certificate balances or component principal balances, as applicable, are reduced to zero.

Subordinated Certificates; Applicable Credit Support Percentage Trigger:

On each distribution date, to the extent of available funds available therefor, the principal amount, up to the subordinated principal distribution amount, will be distributed as principal of the subordinated certificates in order of their distribution priority, beginning with the Class M-1 Certificates, until their respective class certificate balances are reduced to zero. Each class of subordinated certificates will be entitled to receive its pro rata share of the subordinated principal distribution amount (based on its respective class certificate balance); provided, that if the applicable credit support percentage of a class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest distribution priority) is less than the original applicable credit support percentage for that class (referred to as a “restricted class”), the restricted class will not receive distributions of the net principal prepayment amount. Instead, the portion of the net principal prepayment amount otherwise distributable to each restricted class will be allocated to those classes of subordinated certificates that are not restricted classes, pro rata, based upon their respective class certificate balances and distributed in the sequential order described above.

Allocation of Realized Losses

On each distribution date, the amount of any realized losses on the mortgage loans will be allocated in the following order of priority:

•
to the subordinated certificates in the reverse order of their distribution priority, beginning with the class of subordinated certificates outstanding with the lowest distribution priority, until their respective class certificate balances are reduced to zero, then

•
concurrently, to the senior certificates (other than the IO Components), pro rata, until their respective class certificate balances or component principal balances, as applicable, are reduced to zero, provided that any realized losses allocable to the Class A-1, Class A-2 and Class A-3 Certificates will be allocated sequentially, first, to the Class A-3 Certificates until its class certificate balance is reduced to zero, second, to the Class A-2 Certificates until its class certificate balance is reduced to zero and third, to the Class A-1 Certificates until its class certificate balance is reduced to zero.

In addition, if, on any distribution date, following all distributions and the allocation of net deferred interest and realized losses, the aggregate class certificate balance of all classes of certificates exceeds the pool principal balance, then the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of the excess.

Credit Enhancement

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

Subordination

The senior certificates will have a distribution priority over the classes of subordinated certificates. Among the subordinated certificates offered by this free writing prospectus, the Class M Certificates will have a distribution priority over the Class B Certificates. Within the Class M and Class B Certificates, each class of certificates will have a distribution priority over those classes of certificates, if any, with a higher numerical designation.

Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans first, to the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, and second to the senior certificates (other than the IO Components) in accordance with the priorities set forth above under “—Allocation of Realized Losses.”

Additionally, as described above under “—Principal Payments,” unless certain conditions are met, the senior prepayment percentage (which determines the allocation of the net principal prepayments between the senior certificates and the subordinated certificates) will equal or exceed the senior percentage (which represents the senior certificates’ pro rata percentage interest in the mortgage loans). This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of realized losses, increasing the interest in the principal balance of the mortgage loans evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of that mortgage loan that materially and adversely affects the interests of the certificateholders in that mortgage loan.

The master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more according to the MBA method. In addition, if a mortgage loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity, the master servicer will have the option to purchase that mortgage loan until the 270th day following the date on which that mortgage loan becomes subject to that repurchase obligation, regardless of the current pay status of that mortgage loan.

If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if Countrywide Home Loans, Inc., in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity. Countrywide Home Loans, Inc. will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer.

The purchase price for any mortgage loans repurchased by a seller or purchased by the master servicer will generally be equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).

Optional Termination

The master servicer may purchase all of the remaining assets of the issuing entity and retire all the outstanding classes of certificates on or after the distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 5% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

Tax Status

For federal income tax purposes, the issuing entity (exclusive of the assets in the carryover shortfall reserve fund) will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC and rights to receive payments of carryover shortfall amounts pursuant to the pooling and servicing agreement. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICS.

ERISA Considerations

The Class A-1 certificates may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of a benefit plan, so long as certain conditions are met.

The offered certificates (other than the Class A-1 Certificates) may not be purchased or held by employee benefit plans or other retirement arrangements subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, unless such purchase or holding is made by an insurance company using funds contained in an insurance company general account and so long as certain requirements are met.

Legal Investment

The senior certificates and the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

The Mortgage Pool

General

As of the cut-off date, the aggregate Stated Principal Balance of the Mortgage Loans in the mortgage pool was approximately $405,337,994, which is referred to as the “Cut-off Date Pool Principal Balance.” The Cut-off Date Pool Principal Balance of the Mortgage Loans is subject to a variance of plus or minus 10%.

The principal balance of each Mortgage Loan as of the cut-off date reflects the application of scheduled payments of principal due on the Mortgage Loan on or prior to the cut-off date, whether or not received, and any amounts of deferred interest added to the Stated Principal Balance of such Mortgage Loan as a result of negative amortization (as described below). Whenever reference is made in this free writing prospectus to a percentage of some or all of the Mortgage Loans, that percentage is determined on the basis of the Stated Principal Balances of such Mortgage Loans as of the cut-off date, unless otherwise specified.

All of the Mortgage Loans to be included in the issuing entity will be evidenced by promissory notes secured by first lien deeds of trust, security deeds or mortgages on one- to four- family residential properties. All of the Mortgage Loans had stated terms to maturity of 30 years or 40 years at origination. Except for the 40/30 Balloon Mortgage Loans, the Mortgage Loans will have amortization terms that are equal to their respective stated terms to maturity. A “40/30 Balloon Mortgage Loan” has an original amortization term of 40 years and an original stated term to maturity of 30 years. All of the Mortgage Loans provide that payments are due on the first day of each month (the “Due Date”). Scheduled monthly payments made by the borrowers on the Mortgage Loans (referred to as scheduled payments) either earlier or later than their scheduled Due Dates will not affect the amortization schedule or the relative application of the payments to principal and interest. Approximately 78.82% of the Mortgage Loans require the payment of prepayment charges in connection with certain prepayments. The remaining Mortgage Loans may be prepaid at any time without a prepayment charge. Any prepayment charges received on the Mortgage Loans will only be distributed to the Class X-P Certificates.

All of the Mortgage Loans will be “Negative Amortization Loans.” The Mortgage Rates for the Negative Amortization Loans are generally fixed for the one to four month period beginning with the month prior to the month in which the first scheduled payment occurs under the mortgage note (and the related Mortgage Rate during such time period generally is less than the sum of the applicable Mortgage Index and the related Gross Margin) and then they adjust monthly, but the scheduled payments on the Negative Amortization Loans adjust annually (after the end of their respective initial fixed scheduled payment period of one or two years, as applicable) on a date specified in the related mortgage note, subject to the conditions (the “Payment Caps”) that:

•
the amount of the monthly payment (with the exception of the payment adjustment dates described below and the last payment adjustment date) will not increase or, if applicable, decrease, by an amount that is more than 7.50% of the monthly payment prior to the adjustment,

•
as of the five-year anniversary of the first Due Date of the Mortgage Loan and on the same date every fifth year thereafter or, in the case of approximately 6.02% of the Mortgage Loans, as of the ten-year anniversary of the first Due Date and on the same date every fifth year thereafter and, in each case, on the last payment adjustment date, the monthly payment will be recast without regard to the limitation in the first bullet point above, and

•
if the unpaid principal balance exceeds 110% or 115%, as applicable, of the original principal balance due to deferred interest, the monthly payment will be recast without regard to the limitation in the first bullet point to amortize fully the then unpaid principal balance of the Negative Amortization Loan over its remaining amortization term.

Each Mortgage Loan will provide for the adjustment to its mortgage rate (the “Mortgage Rate”) at the end of its initial fixed-rate period, if any, and, monthly thereafter (referred to as the “Adjustment Date”) in accordance with the terms of the related Mortgage Note to equal the sum of (1) the index (the “Mortgage Index”) in the related Mortgage Note and (2) a fixed percentage amount specified in the related mortgage note (the “Gross Margin”). The Mortgage Index for the Mortgage Rate (i) for a substantial majority of the Mortgage Loans is the twelve-month average monthly yield on U.S. Treasury Securities adjusted to a constant maturity of one-year, as published by the Federal Reserve Board in the Federal Reserve Statistical Release “Selected Interest Rates (H.15)” (“One-Year MTA”) and (ii) for some of the Mortgage Loans is the London interbank offered rate for one-month U.S. dollar deposits as listed under “Money Rates” in The Wall Street Journal most recently available as of the first day of the month prior to the month of such Adjustment Date (with respect to the Mortgage Loans, “One-Month LIBOR”). If the Mortgage Index is no longer available, the Mortgage Index will be a new index selected by the master servicer based on comparable information.

Since the Mortgage Rates on the Mortgage Loans adjust at a different time than the monthly payments thereon and the Payment Caps may limit the amount by which the monthly payments may adjust, the amount of a monthly payment may be more or less than the amount necessary to fully amortize the principal balance of the Negative Amortization Loan over its then remaining amortization term at the applicable Mortgage Rate. Accordingly, Negative Amortization Loans may be subject to:

•
reduced amortization (if the monthly payment due on a Due Date is sufficient to pay interest accrued during the related accrual period at the applicable Mortgage Rate but is not sufficient to reduce principal in accordance with a fully amortizing schedule);

•
negative amortization (if interest accrued during the related accrual period at the applicable Mortgage Rate is greater than the entire monthly payment due on the related Due Date (which is referred to as “Deferred Interest”)); or

•
accelerated amortization (if the monthly payment due on a Due Date is greater than the amount necessary to pay interest accrued during the related accrual period at the applicable Mortgage Rate and to reduce principal in accordance with a fully amortizing schedule).

Any Deferred Interest is added to the principal balance of the applicable Negative Amortization Loan and, if such Deferred Interest is not offset by subsequent accelerated amortization, it may result in a final lump sum payment at maturity greater than, and potentially substantially greater than, the monthly payment due in the immediately preceding Due Period.

Adjustments to the Mortgage Rate for each Mortgage Loan will be subject to a lifetime maximum interest rate (the “Maximum Mortgage Rate”). After the introductory period of one to four months during which the Mortgage Rate is fixed, each Mortgage Loan specifies a lifetime minimum interest rate (the “Minimum Mortgage Rate”), which will generally equal the Gross Margin for that Mortgage Loan.

Each borrower has a variety of monthly payment options under a Negative Amortization Loan. The borrower has the option to make a payment that

•	equals the minimum scheduled payment described above,

•
equals the monthly interest-only payment calculated at the current Mortgage Rate on the unpaid principal balance of that Negative Amortization Loan (unless the minimum scheduled payment is greater in which case the borrower must pay at least the minimum scheduled payment), or

•
is sufficient to fully amortize the unpaid principal balance of the Negative Amortization Loan over (i) its actual remaining amortization term at the current Mortgage Rate or (ii) an assumed remaining amortization term at the current Mortgage Rate where it is assumed that the original amortization term for that Negative Amortization Loan was 15 years.

Any payment by a borrower that is made in accordance with one of the payment options described above will not constitute a prepayment.

The “Loan-to-Value Ratio” of a mortgage loan at any given time is a fraction, expressed as a percentage, the numerator of which is the principal balance of the related mortgage loan at the date of determination and the denominator of which is the Collateral Value. The “Collateral Value” is,

•	in the case of a purchase, the lesser of the selling price of the mortgaged property or its appraised value at the time of sale, or

•	in the case of a refinance, the appraised value of the mortgaged property at the time of the refinance.

Although all of the Mortgage Loans are secured by first liens, the tables set forth in Annex entitled “Combined Loan-to-Value Ratios” include the Combined Loan-to-Value Ratios of certain Mortgage Loans. The “Combined Loan-to-Value Ratio” of a mortgage loan originated by Countrywide Home Loans is a fraction, expressed as a percentage, the numerator of which is the sum of (i) the principal balance of the mortgage loan at origination and (ii) the outstanding principal balance at origination of the mortgage loan of any junior mortgage loan(s) originated by Countrywide Home Loans contemporaneously with the origination of the senior mortgage loan (or, in the case of any open-ended junior revolving home equity line of credit, the maximum available line of credit with respect to that junior mortgage loan), and the denominator of which is the Collateral Value. If a mortgage loan was originated by Countrywide Home Loans in connection with the refinancing of an existing mortgage loan, the numerator of the Combined Loan-to-Value Ratio for that mortgage loan will also include the outstanding principal balance at origination of any junior mortgage loan(s) originated by Countrywide Home Loans during the 12 months following the origination of the mortgage loan being refinanced. The Combined Loan-to-Value Ratio of a mortgage loan not originated by Countrywide Home Loans is based on the information provided by the related originator or transferor of the mortgage loan and may or may not reflect the presence or amount of any junior mortgage loan secured by the same mortgaged property.

No assurance can be given that the value of any mortgaged property has remained or will remain at the level that existed on the appraisal or sales date. If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to the mortgage loans.

Statistical Information

Annex A sets forth certain characteristics of the Mortgage Loans as of the cut-off date. Other than with respect to rates of interest, percentages (approximate) are stated by the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date and, due to rounding, may not total 100%. The FICO Credit Scores referenced in the tables in Annex A with respect to substantially all of the Mortgage Loans were obtained by the respective originators from one or more credit reporting agencies in connection with the origination of the Mortgage Loans. In addition, each weighted average FICO credit score set forth in the tables in Annex A has been calculated without regard to any Mortgage Loan for which the FICO credit score is not available.

Underwriting Process

General

Approximately 34.98% and 36.07% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date, were originated or acquired by IndyMac Bank, F.S.B and Flagstar Bank, F.S.B., respectively, and in accordance with their respective guidelines described below. The remaining Mortgage Loans were originated by various other originators including Countrywide Home Loans, which, individually, originated less than 10% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.

IndyMac Bank

The principal executive offices of IndyMac Bank, F.S.B. (“IndyMac Bank”) are located at 888 East Walnut Street, Pasadena, California 91101-7211, Pasadena, California 91101. IndyMac Bank is a federal savings bank and a wholly-owned subsidiary of IndyMac Intermediate Holdings, Inc., which is a wholly-owned subsidiary of IndyMac Bancorp, Inc. The business now operated by IndyMac Bank began in 1993 and became a federal savings bank in 2000. During calendar years 2003, 2004, 2005 and 2006, IndyMac Bank’s conventional mortgage loan production was approximately, $29.2 billion, $37.9 billion, $60.8 billion and $89.95 billion, respectively.

Origination Process

IndyMac Bank acquires mortgage loans principally through four channels: mortgage professionals, consumer direct, correspondent and conduit. IndyMac Bank also acquires a relatively small number of mortgage loans through other channels.

•
Mortgage professionals: Mortgage brokers, mortgage bankers, financial institutions and homebuilders who have taken applications from prospective borrowers and submitted those applications to IndyMac Bank.

•
Consumer direct: Mortgage loans initiated through direct contact with the borrower. This contact may arise from internet advertising and IndyMac Bank website traffic, affinity relationships, company referral programs, realtors and through its Southern California retail banking branches.

•	Correspondent: Mortgage brokers, mortgage bankers, financial institutions and homebuilders who sell previously funded mortgage loans to IndyMac Bank.

•	Conduit: IndyMac Bank acquires pools of mortgage loans in negotiated transactions either with the original mortgagee or an intermediate owner of the mortgage loans.

IndyMac Bank approves each mortgage loan seller prior to the initial transaction on the basis of the seller’s financial and management strength, reputation and prior experience. Sellers are periodically reviewed and if their performance, as measured by compliance with the applicable loan sale agreement, is unsatisfactory, IndyMac Bank will cease doing business with them.

Mortgage Loan Underwriting Standards—IndyMac Bank's Underwriting Process

Mortgage loans that are acquired by IndyMac Bank are underwritten by IndyMac Bank according to IndyMac Bank’s underwriting guidelines, which also accept mortgage loans meeting Fannie Mae or Freddie Mac guidelines regardless of whether such mortgage loans would otherwise meet IndyMac Bank’s guidelines, or pursuant to an exception to those guidelines based on IndyMac Bank’s procedures for approving such exceptions. Conventional mortgage loans are loans that are not insured by the FHA or partially guaranteed by the VA. Conforming mortgage loans are loans that qualify for sale to Fannie Mae and Freddie Mac, whereas non-conforming mortgage loans are loans that do not so qualify. Non-conforming mortgage loans originated or purchased by IndyMac Bank pursuant to its underwriting programs typically differ from conforming loans primarily with respect to loan-to-value ratios, borrower income, required documentation, interest rates, borrower occupancy of the mortgaged property and/or property types. To the extent that these programs reflect underwriting standards different from those of Fannie Mae and Freddie Mac, the performance of loans made pursuant to these different underwriting standards may reflect higher delinquency rates and/or credit losses.

IndyMac Bank has two principal underwriting methods designed to be responsive to the needs of its mortgage loan customers: traditional underwriting and e-MITS (Electronic Mortgage Information and Transaction System) underwriting. E-MITS is an automated, internet-based underwriting and risk-based pricing system. IndyMac Bank believes that e-MITS generally enables it to estimate expected credit loss, interest rate risk and prepayment risk more objectively than traditional underwriting and also provides consistent underwriting decisions. IndyMac Bank has procedures to override an e-MITS decision to allow for compensating factors.

IndyMac Bank’s underwriting criteria for traditionally underwritten mortgage loans includes an analysis of the borrower’s credit history, ability to repay the mortgage loan and the adequacy of the mortgaged property as collateral. Traditional underwriting decisions are made by individuals authorized to consider compensating factors that would allow mortgage loans not otherwise meeting IndyMac Bank’s guidelines.

In determining a borrower’s FICO credit score, IndyMac Bank generally selects the middle credit score of the scores provided by each of the three major U.S. credit repositories (Equifax, TransUnion and Experian) for each borrower, and then selects the lowest of these scores. In some instances, IndyMac Bank selects the middle score of the borrower with the largest amount of qualifying income among all of the borrowers on the mortgage loan. A FICO credit score might not be available for a borrower due to insufficient credit information on file with the credit repositories. In these situations, IndyMac Bank will establish a borrower’s credit history through documentation of alternative sources of credit such as utility payments, auto insurance payments and rent payments. In addition to the FICO credit score, other information regarding a borrower’s credit quality is considered in the loan approval process, such as the number and degree of any late mortgage or rent payments within the preceding 12-month period, the age of any foreclosure action against any property owned by the borrower, the age of any bankruptcy action, the number of seasoned tradelines reflected on the credit report and any outstanding judgments, liens, charge-offs or collections.

For each mortgage loan with a Loan-to-Value Ratio at origination exceeding 80%, IndyMac Bank will usually require a primary mortgage guarantee insurance policy that conforms to the guidelines of Fannie Mae and Freddie Mac. After the date on which the Loan-to-Value Ratio of a mortgage loan is 80% or less, either because of principal payments on the mortgage loan or because of a new appraisal of the mortgaged property, no primary mortgage guaranty insurance policy will be required on that mortgage loan.

All of the insurers that have issued primary mortgage guaranty insurance policies with respect to the mortgage loans meet Fannie Mae’s or Freddie Mac’s standards or are acceptable to the Rating Agencies. In some circumstances, however, IndyMac Bank does not require primary mortgage guaranty insurance on mortgage loans with Loan-to-Value Ratios greater than 80%.

IndyMac Bank originates and purchases loans that have been originated under one of seven documentation programs: Full/Alternate, FastForward, Bank Statement, Stated Income, No Income/No Asset, No Ratio and No Doc.

Under the Full/Alternate Documentation Program, the prospective borrower’s employment, income and assets are verified through written or telephonic communications. All loans may be submitted under the Full/Alternate Documentation Program. The Full/Alternate Documentation Program also provides for alternative methods of employment verification generally using W 2 forms or pay stubs. Borrowers applying under the Full/Alternate Documentation Program may, based on certain credit and loan characteristics, qualify for IndyMac Bank’s FastForward program and be entitled to income and asset documentation relief. Borrowers who qualify for FastForward must state their income, provide a signed Internal Revenue Service Form 4506 (authorizing IndyMac Bank to obtain copies of their tax returns), and state their assets; IndyMac Bank does not require any verification of income or assets under this program.

The Bank Statement Documentation Program is similar to the Full/Alternate Documentation Program except that borrowers generally must document income and employment for six months (rather than two years, as required by the Full/Alternate Documentation Program). Borrowers under the Bank Statement Documentation Program may use bank statements to verify their income and employment. If applicable, written verification of a borrower’s assets is required under this program.

Under the Stated Income Documentation Program and the No Ratio Program, more emphasis is placed on the prospective borrower’s credit score and on the value and adequacy of the mortgaged property as collateral and other assets of the prospective borrower than on income underwriting. The Stated Income Documentation Program requires prospective borrowers to provide information regarding their assets and income. Information regarding assets is verified through written communications. Information regarding income is not verified. The No Ratio Program requires prospective borrowers to provide information regarding their assets, which is then verified through written communications. The No Ratio Program does not require prospective borrowers to provide information regarding their income. Employment is orally verified under both programs.

Under the No Income/No Asset Documentation Program and the No Doc Documentation Program, emphasis is placed on the credit score of the prospective borrower and on the value and adequacy of the mortgaged property as collateral, rather than on the income and the assets of the prospective borrower. Prospective borrowers are not required to provide information regarding their assets or income under either program, although under the No Income/No Asset Documentation Program, employment is orally verified.

IndyMac Bank generally will re-verify income, assets, and employment for mortgage loans it acquires through the wholesale channel, but not for mortgage loans acquired through other channels.

Maximum loan-to-value and combined loan-to-value ratios and loan amounts are established according to the occupancy type, loan purpose, property type, FICO credit score, number of previous late mortgage payments, and the age of any bankruptcy or foreclosure actions. Additionally, maximum total monthly debt payments-to-income ratios and cash-out limits may be applied. Other factors may be considered in determining loan eligibility such as a borrower’s residency and immigration status, whether a non-occupying borrower will be included for qualification purposes, sales or financing concessions included in any purchase contract, the acquisition cost of the property in the case of a refinance transaction, the number of properties owned by the borrower, the type and amount of any subordinate mortgage, the amount of any increase in the borrower’s monthly mortgage payment compared to previous mortgage or rent payments and the amount of disposable monthly income after payment of all monthly expenses.

To determine the adequacy of the property to be used as collateral, an appraisal is generally made of the subject property in accordance with the Uniform Standards of Profession Appraisal Practice. The appraiser generally inspects the property, analyzes data including the sales prices of comparable properties and issues an opinion of value using a Fannie Mae/Freddie Mac appraisal report form, or other acceptable form. In some cases, an automated valuation model (AVM) may be used in lieu of an appraisal. AVMs are computer programs that use real estate information, such as demographics, property characteristics, sales prices, and price trends to calculate a value for the specific property. The value of the property, as indicated by the appraisal or AVM, must support the loan amount.

Underwriting procedures vary by channel of origination. Generally, mortgage loans originated through the mortgage professional channel will be submitted to e-MITS for assessment and subjected to a full credit review and analysis. Mortgage loans that do not meet IndyMac Bank’s guidelines may be manually re-underwritten and approved under an exception to those underwriting guidelines. Mortgage loans originated through the consumer direct channel are subjected to essentially the same procedures, modified as necessary to reflect the fact that no third-party contributes to the preparation of the credit file.

IndyMac Bank currently operates two mortgage loan purchase programs as part of its correspondent channel:

1.
Prior Approval Program. Under this program, IndyMac Bank performs a full credit review and analysis of each mortgage loan generally with the same procedures used for mortgage loans originated through the mortgage professionals channel. Only after IndyMac Bank issues an approval notice to a “third party loan originator” is a mortgage loan eligible for purchase pursuant to this program.

2.
Preferred Delegated Underwriting Program. Under this program, third party loan originators that meet certain eligibility requirements are allowed to tender mortgage loans for purchase without the need for IndyMac Bank to verify mortgagor information. The eligibility requirements for participation in the Preferred Delegated Underwriting Program vary based on the net worth of the third party loan originators with more stringent requirements imposed on third party loan originators with a lower net worth. Third party loan originators are required to submit a variety of information to IndyMac Bank for review, including their current audited financial statements, their quality control policies and procedures, their current errors and omissions/fidelity insurance coverage evidencing blanket coverage in a minimum amount of $300,000, at least three underwriters’ resumes showing at least three years experience or a direct endorsement designation, and at least two references from mortgage insurance companies. Third party loan originators are required to have an active, traditional warehouse line of credit, which is verified together with the bailee letter and wire instructions. IndyMac Bank requires each third party loan originator to be recertified on an annual basis to ensure that it continues to meet the minimum eligibility guidelines for the Preferred Delegated Underwriting Program.

Under the Preferred Delegated Underwriting Program, each eligible third party loan originator is required to underwrite mortgage loans in compliance with IndyMac Bank’s underwriting guidelines usually by use of e-MITS or, infrequently, by submission of the mortgage loan to IndyMac Bank for traditional underwriting. A greater percentage of mortgage loans purchased pursuant to this program are selected for post-purchase quality control review than for the other program.

Under the Preferred Delegated Underwriting Program, each eligible third party loan originator is required to underwrite mortgage loans in compliance with IndyMac Bank’s underwriting guidelines usually by use of e-MITS or, infrequently, by submission of the mortgage loan to IndyMac Bank for traditional underwriting. A greater percentage of mortgage loans purchased pursuant to this program are selected for post-purchase quality control review than for the other program.

Mortgage loans originated through the conduit channel are generally initially underwritten by a “third party seller” to the third party seller’s underwriting guidelines. IndyMac Bank reviews each third party seller’s guidelines for acceptability, and these guidelines generally meet industry standards and incorporate many of the same factors used by Fannie Mae, Freddie Mac and IndyMac Bank. Each mortgage loan is re-underwritten by IndyMac Bank for compliance with its guidelines based only on the objective characteristics of the mortgage loan, such as FICO credit score, documentation type, loan-to-value ratio, etc., but without reassessing the underwriting procedures originally used. In addition, a portion of the mortgage loans acquired from a third party seller are subjected to a full re-underwriting.

Exceptions to underwriting standards are permitted in situations in which compensating factors exist. Examples of these factors are significant financial reserves, a low loan-to-value ratio, significant decrease in the borrower’s monthly payment and long-term employment with the same employer.

Flagstar Bank, F.S.B.

General

Flagstar Bank, F.S.B. (“Flagstar Bank”) is a federally-chartered stock savings bank. Flagstar Bank is a member of the Federal Home Loan Bank of Indianapolis and is subject to regulation, examination and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Flagstar Bank has been originating mortgage loans since its formation in 1987.

Approximately 36.07% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date, were originated or acquired in the ordinary course of business by Flagstar Bank, generally in accordance with the underwriting guidelines described in this free writing prospectus (the “Flagstar Bank Underwriting Guidelines”).

Underwriting Standards

The Flagstar Bank Underwriting Guidelines generally follow Fannie Mae’s Desktop Underwriter (DU) or Freddie Mac’s Loan Prospector (LP) guidelines for loans with an original principal balance of up to $1,000,000, and standard Fannie Mae/Freddie Mac guidelines for loans with an original principal balance of $1,000,001-$2,000,000, and are designed to evaluate the applicant’s ability to repay the loan, their prior credit history, and availability of funds required for closing and cash reserves, as well as to evaluate the acceptability of the property to be mortgaged as collateral. The Flagstar Bank Underwriting Guidelines are updated on a regular basis to reflect changes required for new or existing mortgage loan products, and to maintain or enhance the suitability of Flagstar Bank’s loan products to its customers, and to investors in residential mortgage loans.

Flagstar Bank’s use of standardized underwriting guidelines does not imply that each specific criterion was satisfied individually. Flagstar Bank will consider a mortgage loan to be originated in accordance with a given set of guidelines if, based on an overall qualitative evaluation, the loan is in substantial compliance with the Flagstar Bank Underwriting Guidelines. Even if one or more specific criteria included in the Flagstar Bank Underwriting Guidelines were not satisfied, if other factors compensated for the standards that were not satisfied, the mortgage loan may be considered to be in substantial compliance with the Flagstar Bank Underwriting Guidelines.

Flagstar Bank requires that the applicant’s sources of income have the probability of continuing and are adequate to support the loan terms requested. The underwriter, assisted by Fannie Mae’s DU or Freddie Mac’s LP system for loans with an original principal balance of up to $1,000,000, will review the applicant’s history of receiving stable income from employment or other verifiable sources, as well as evaluating the likelihood that the income will continue to be received in the foreseeable future. Emphasis is on the continuity of stable income, and an applicant who has changed jobs frequently, and has been able to earn consistent and predictable income may also be acceptable for underwriting approval.

The underwriter will further review the application to evaluate whether the applicant has sufficient liquid assets available for down payment, closing costs and cash reserves, if required.

As an integral part of the underwriting review, the underwriter will evaluate the intent and willingness of an applicant to repay the mortgage loan in a timely manner, again assisted by Fannie Mae’s DU or Freddie Mac’s LP system for loans with an original principal balance of up to $1,000,000. In general, the intent is evaluated based on the applicant’s past credit performance. Flagstar Bank utilizes credit scoring provided by credit reporting agencies to assist in the analysis of an applicant’s credit history. Flagstar Bank may also consider a mortgage/rent payment history, in addition to the applicant’s credit history and credit scoring as maintained at credit reporting agencies.

In order to determine the marketability of a property, a property valuation must be obtained from a Flagstar Bank-approved appraiser for all loans. Generally, for loans greater than $1,000,000, two appraisals will be required from two different approved appraisers. The loan-to-value (LTV) ratio is then based upon the lower of the two appraisals. Eligible properties include one- to two-family properties, attached and detached condominiums which meet Fannie Mae and/or Freddie Mac condominium guidelines and planned unit developments, for use as the prospective borrower’s primary residence or second home, or as a non-owner occupied investment property.

Flagstar Bank offers loan amounts up to $5,000,000 for the purchase, rate/term refinance or cash-out refinance of the applicant’s primary residence, up to $3,000,000 for the applicant’s second home, and up to $650,000 for the applicant’s non-owner occupied investment property. Rate/term refinance mortgages may include in the new mortgage balance the payoff of any existing first lien mortgage balance, all closing costs and prepaid items, and any cash back to the prospective borrower that does not exceed the lesser of 2% of the new mortgage amount or $2,000. The maximum loan-to-value ratio is 95% for purchase and rate/term refinances, and 90% for cash-out refinances. Generally, cash-out to the prospective borrower on any loan is limited to $500,000 (and in some circumstances, $1,000,000). Higher LTV loans require higher credit scores for qualification.

Under this program, Flagstar Bank may provide secondary financing to an applicant contemporaneously with the origination of the first mortgage loan but, generally, only if the first mortgage loan-to-value ratio does not exceed 80% and the combined loan-to-value (CLTV) ratio does not exceed 95% for purchase and rate/term refinance transactions (80% LTV and 90% CLTV for cash-out refinance transactions). Secondary financing by a lender other than Flagstar Bank is not prohibited but the terms of such financing are subject to review by Flagstar Bank and may not exceed the Flagstar Bank Underwriting Guidelines.

Mortgage Loan Production

The following table sets forth, by number and dollar amount of mortgage loans, Flagstar Bank’s residential mortgage loan production for the periods indicated.

Consolidated Mortgage Loan Production
	2002	2003	2004	2005	2006
	(dollars in thousands)
Conventional Loans
Number of Loans	259,541	325,516	177,170	132,006	75,857
Volume of Loans	40,102,762	52,162,066	30,098,619	23,873,964	13,695,658
Percent of Total Dollar Volume	93.3%	93.0%	90.9%	89.5%	80.7%
Government Loans
Number of Loans	5,268	8,399	6,603	5,859	4,940
Volume of Loans	584,978	933,976	733,832	701,211	647,145
Percent of Total Dollar Volume	1.4%	1.7%	2.2%	2.6%	5.2%
Jumbo Loans
Number of Loans	3,589	4,938	5,238	3,299	281
Volume of Loans	1,536,826	2,196,587	2,280,483	1,457,006	143,467
Percent of Total Dollar Volume	3.6%	3.9%	6.9%	5.5%	0.2%
Non-conforming Loans
Number of Loans	4,142	2,469	7	2,220	3,149
Volume of Loans	762,139	765,214	999	646,604	1,060,469
Percent of Total Dollar Volume	1.8%	1.4%	0.0%	2.4%	3.3%
Total Loans
Number of Loans	272,540	341,322	189,018	143,384	94,224
Volume of Loans	42,986,704	56,058,113	33,113,932	26,678,784	18,291,047
Average Loan Amount	158	164	175	186	194
Non-Purchase Transactions	80%	85%	60%	55%	50%

Servicing of Mortgage Loans

General

It is expected that approximately 64.40% and 34.98% of the mortgage loans by aggregate stated principal balance as of the closing date will be serviced by Countrywide Home Loans Servicing LP and IndyMac Bank, respectively.

Servicing Compensation and Payment of Expenses

The “Expense Fee Rate” is the per annum rate at which the expense fees accrue on the principal balance of each Mortgage Loan. The expense fees with respect to the mortgage pool are payable out of the interest payments on each Mortgage Loan.

The expense fees consist of:

•
the master servicing fee payable to the master servicer in respect of its servicing activities (the “Master Servicing Fee”) with respect to each Mortgage Loan, equal to one-twelfth of the stated principal balance of that Mortgage Loan multiplied by the Master Servicing Fee Rate,

•	fees payable to the trustee in respect of its activities as trustee under the pooling and servicing agreement, and

•	lender paid mortgage insurance premiums, if any.

The “Master Servicing Fee Rate” is 0.395% per annum with respect to the IndyMac Bank Mortgage Loans and 0.375% per annum with respect to the remaining Mortgage Loans. The weighted average of the Master Servicing Fee Rates as of the cut-off date is 0.382% per annum.

In cases where a Mortgage Loan is being directly serviced by a subservicer, the subservicer will be entitled to a portion of the Master Servicing Fee. The master servicer is obligated to pay some but not all ongoing expenses associated with the issuing entity and incurred by the master servicer in connection with its responsibilities under the pooling and servicing agreement and those amounts will be paid by the master servicer out of the Master Servicing Fee. The amount of the Master Servicing Fee is subject to adjustment with respect to prepaid Mortgage Loans, as described under “—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans” in this free writing prospectus. The master servicer is also entitled to receive, as additional servicing compensation, amounts in respect of interest paid on principal prepayments received during that portion of a Prepayment Period from the first day in the month of a Distribution Date to the end of the related Prepayment Period (“prepayment interest excess”), all late payment fees assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in the Certificate Account and Distribution Account and Excess Proceeds with respect to the Mortgage Loans as described under “Description of the Certificates—Fees and Expenses”.

Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter. Except with respect to the month of the cut-off date, principal prepayments by borrowers received by the master servicer from the first day through the fifteenth day of a calendar month will be distributed to certificateholders on the Distribution Date in the same month in which the prepayments are received and, accordingly, no shortfall in the amount of interest to be distributed to certificateholders with respect to prepaid Mortgage Loans results. Conversely, principal prepayments by borrowers received by the master servicer from the sixteenth day (or, in the case of the first Distribution Date, from May 1, 2007) through the last day of a calendar month will be distributed in the month following the month of receipt and, accordingly, a shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid Mortgage Loans would result. Such a shortfall is referred to as a “prepayment interest shortfall.” Pursuant to the pooling and servicing agreement, the Master Servicing Fee for any month will be reduced by an amount sufficient to pass through to the certificateholders the full amount of interest to which they would be entitled for each prepaid Mortgage Loan on the related Distribution Date. However, the Master Servicing Fee on a Distribution Date will only be reduced by not more than the lesser of the prepayment interest shortfalls and one-half of the Master Servicing Fee for that Distribution Date for the Mortgage Loans (the “Compensating Interest”).

If shortfalls in interest as a result of prepayments on the Mortgage Loans in any Prepayment Period exceed the Compensating Interest for the related Distribution Date, the amount of interest distributed to the certificateholders will be reduced by the amount of the excess.

Certain Modifications and Refinancings

Countrywide Home Loans is permitted under the pooling and servicing agreement to solicit borrowers for reductions to the mortgage rates of their respective mortgage loans. If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if Countrywide Home Loans, in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity. Countrywide Home Loans will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer for a price equal to 100% of the Stated Principal Balance of that mortgage loan, plus accrued and unpaid interest on the mortgage loan up to the next Due Date at the applicable net mortgage rate, net of any unreimbursed advances of principal and interest on the mortgage loan made by the master servicer. Countrywide Home Loans will remit the purchase price to the master servicer for deposit into the Certificate Account within one business day of the purchase of that mortgage loan. Purchases of mortgage loans may occur when prevailing interest rates are below the mortgage rates on the mortgage loans and borrowers request modifications. Countrywide Home Loans will indemnify the issuing entity against liability for any prohibited transactions taxes and related interest, additions or penalties incurred by any REMIC as a result of any such modification or purchase.

In addition, the master servicer may agree to modifications of a mortgage loan, including reductions in the related mortgage rate, if, among other things, it would be consistent with the customary and usual standards of practice of prudent mortgage loan servicers. Such modifications may occur in connection with workouts involving delinquent mortgage loans. Countrywide Home Loans is not obligated to purchase any such modified mortgage loans.

IndyMac Bank

IndyMac Bank will act as servicer of the Mortgage Loans originated by IndyMac Bank (the “IndyMac Bank Mortgage Loans”). The principal executive offices of IndyMac Bank are located at 888 East Walnut Street, Pasadena, California 91101-7211. IndyMac Bank has been master servicing mortgage loans since 1993 and servicing mortgage loans directly (servicing without the use of a subservicer) since 1998. As of the date of this free writing prospectus, IndyMac Bank is rated (x) by Fitch, “RPS2+” as a servicer of alt/A, prime and sub-prime mortgage loans, (y) by Moody’s, SQ2 as a primary servicer of prime mortgage loans, “SQ2-” as a primary servicer of sub-prime mortgage loans, and “SQ2-” as a special servicer and (z) by S&P, “strong” as a residential mortgage servicer and residential mortgage subprime servicer, and “average” for residential mortgage special servicing, residential mortgage master servicing and subordinate residential mortgage servicing..

IndyMac Bank will be responsible for servicing the IndyMac Bank Mortgage Loans in accordance with the terms set forth in the applicable agreement employing the same degree of skill and care which it employs in servicing the mortgage loans comparable to the IndyMac Bank Mortgage Loans serviced by IndyMac Bank for itself or others.

IndyMac Bank will not have any custodial responsibilities for the IndyMac Bank Mortgage Loans.

As of December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006, IndyMac Bank provided servicing for approximately $30.77 billion, $50.22 billion, $84.50 billion and $139.81 billion, respectively, in conventional mortgage loans owned by others. As of the date of this free writing prospectus, no servicing related performance trigger has occurred as to any other securitization due to any act or failure to act on the part of IndyMac Bank nor has there been any material non-compliance by IndyMac Bank with applicable servicing criteria as to any other securitization as to which IndyMac Bank is a party.

IndyMac Bank handles foreclosures and delinquencies generally in accordance with industry practices, adopting such means and practices as are consistent with the obligations of the applicable servicing agreement and with the aim of maximizing proceeds to the owner of the Mortgage Loan.

IndyMac Bank recently relocated its default management, collections, and loss mitigation functions to Austin, Texas. Because of the uncertainties associated with opening a new office, IndyMac Bank’s collection and default management processes may be disrupted, which may result in an increase in delinquencies and defaults. Although IndyMac Bank expects that any increase in delinquencies and defaults will be temporary, there can be no assurance as to the duration or severity of any disruption in the collection and default management processes or as to the resulting effects on the yield of the certificates.

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.

The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of CWALT, Inc., Countrywide Home Loans, Inc. (or any other seller), Countrywide Home Loans Servicing LP or any of their affiliates.

The Mortgage Pass-Through Certificates, Series 2007-OA9 will consist of the Class A-1, Class A-2, Class A-3, Class X-P, Class A-R, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class B-1, Class B-2 and Class B-3 Certificates. Only the classes of certificates listed on the cover page are offered by this free writing prospectus (the “offered certificates”). The Class B-1, Class B-2 and Class B-3 Certificates are not offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the Class B-1, Class B-2 and Class B-3 Certificates is provided only to permit a better understanding of the offered certificates.

When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class A, Class X-P and Class A-R Certificates

Subordinated Certificates	Class M and Class B Certificates

LIBOR Certificates	Class A, Class M and Class B Certificates

Class A Certificates	Class A-1, Class A-2 and Class A-3 Certificates

Class M Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

Class B Certificates	Class B-1, Class B-2 and Class B-3 Certificates

IO Components	Class X-P IO-1 and Class X-P IO-2 Components

PO Components	Class X-P PO-1 and Class X-P PO-2 Components

Offered Certificates	Senior Certificates and Class M Certificates

Private Certificates	Class B-1, Class B-2 and Class B-3 Certificates

The certificates are generally referred to as the following types:

Class	Type
Class A-1 Certificates	Senior/Floating Pass-Through Rate/Super Senior

Class A-2 Certificates	Senior/Floating Pass-Through Rate/Super Senior/Support

Class A-3 Certificates	Senior/Floating Pass-Through Rate/Support

Class X-P Certificates	Senior/Variable Pass-Through Rate/Component

Class A-R Certificates	Senior/Variable Pass-Through Rate/Residual

Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class B-1, Class B-2 and Class B-3 Certificates	Subordinate/Floating Pass-Through Rate

The Class X-P Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other classes of certificates.

The senior certificates will have an initial aggregate Class Certificate Balance of approximately $353,657,100 and will evidence in the aggregate an initial beneficial ownership interest of approximately 87.25% in the issuing entity. The subordinated certificates will each evidence the initial beneficial ownership interest in the issuing entity set forth below:

Class of Subordinated Certificates	Initial Beneficial Ownership Interest
Class M-1	2.75%
Class M-2	2.00%
Class M-3	0.75%
Class M-4	1.00%
Class M-5	0.50%
Class M-6	0.50%
Class M-7	0.75%
Class M-8	0.25%
Class M-9	0.75%
Class B-1	1.85%
Class B-2	0.55%
Class B-3	1.10%

The Class Certificate Balances or Notional Amounts of the certificates may vary in the aggregate by plus or minus 10%. Any information presented in this free writing prospectus with respect to the Private Certificates is provided only to permit a better understanding of the Offered Certificates.

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of certificates (other than the Class X-P Certificates) as of any Distribution Date is the initial Class Certificate Balance of the class, reduced by the sum of

•	all amounts previously distributed to holders of certificates of the class as payments of principal,

•	the amount of Realized Losses allocated to the class,

and, increased by

•	the amount of Net Deferred Interest allocated to such class of certificates, as described in this free writing prospectus under “Description of the Certificates—Interest”;

provided, however to the extent Realized Losses have been allocated to the Class Certificate Balances or Component Principal Balances of the certificates or components, the Class Certificate Balances or Component Principal Balances of the classes to which the Realized Losses have been allocated will be increased, sequentially in the order of distribution priority (from highest to lowest), by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any related class of certificates or component, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance or Component Principal Balance of that class of certificates or component. See “Application of Liquidation Proceeds” in the prospectus.

In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced if and to the extent that the aggregate Class Certificate Balance of all classes of certificates, following all distributions and the allocation of Realized Losses on any Distribution Date, exceeds the pool principal balance.

The calculation of the Class Certificate Balance of the Class X-P Certificates is described under “—Component Class” below.

Component Class

Solely for purposes of calculating distributions of principal and interest and the allocation of Realized Losses and Net Deferred Interest, the Class X-P Certificates will be made up of the components having the designations, initial Component Principal Balances and initial Component Notional Amounts set forth below.

Class	Component Designation	Initial Component Principal Balance	Initial Component Notional Amount
Class X-P Certificates	Class X-P IO-1 Component	N/A	$353,657,000
	Class X-P IO-2 Component	N/A	$ 51,680,894
	Class X-P PO-1 Component	$0	N/A
	Class X-P PO-2 Component	$0	N/A

The initial Component Notional Amounts set forth in the preceding table may vary by plus or minus 10%. The components comprising the Class X-P Certificates will not be separately transferable from such class of certificates.

The “Class Certificate Balance” of the Class X-P Certificates will equal the aggregate Component Principal Balance of its PO Components, and the “Notional Amount” of the Class X-P Certificates will equal the aggregate Component Notional Amount of its IO Components.

IO Components. Each of the Class X-P IO-1 and Class X-P IO-2 Components is referred to as an “IO Component.” An IO Component will not have a Component Principal Balance and is not entitled to any distributions in respect of principal, but will bear interest on its respective outstanding Component Notional Amount.

For the interest accrual period related to any Distribution Date, the “Component Notional Amount” of the IO Components will equal:

•
for the Class X-P IO-1 Component, the sum of (i) the aggregate Class Certificate Balance of the senior certificates (other than the Class X-P and Class A-R Certificates) immediately prior to that Distribution Date and (ii) the Component Principal Balance of the Class X-P PO-1 Component immediately prior to that Distribution Date,

•
for the Class X-P IO-2 Component, the sum of (1) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date) over the aggregate Class Certificate Balance of the senior certificates (including the Class X-P Certificates) immediately prior to that Distribution Date and (2) the Component Principal Balance of the Class X-P PO-2 Component immediately prior to that Distribution Date.

PO Components. Each of the Class X-P PO-1 and Class X-P PO-2 Components is referred to as a “PO Component.” The PO Components do not have pass-through rates and do not bear interest.

Each PO Component will have a “Component Principal Balance” (initially zero) that will increase by:

•	the amount of Net Deferred Interest on the Mortgage Loans allocated to the IO Component with the same alpha-numeric designation, and

•	the amount of Subsequent Recoveries allocated to that PO Component as described under “—Calculation of Class Certificate Balance” above,

and will decrease by

•	all amounts actually distributed as principal of that PO Component on all prior Distribution Dates, and

•	all Realized Losses applied in reduction of principal of that PO Component on all prior Distribution Dates.

Prepayment Charges. In addition to the distributions of interest and principal described in this free writing prospectus, on each Distribution Date, the Class X-P Certificates will be entitled to receive all of the prepayment charges received with respect to the Mortgage Loans during the related Prepayment Period.

The master servicer may not waive any prepayment charge or portion thereof unless (i) the master servicer determines that such waiver would maximize recovery of liquidation proceeds for the Mortgage Loan, taking into account the value of the prepayment charge, or (ii) (A) the enforceability of the prepayment charge is limited (1) by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors’ rights generally or (2) due to acceleration in connection with a foreclosure or other involuntary payment, or (B) the enforceability of the prepayment charge is otherwise limited or prohibited by applicable law. If the master servicer has waived or does not collect all or a portion of a prepayment charge relating to a principal prepayment in full or in part due to any action or omission of the master servicer, other than as provided above, the master servicer will deliver to the trustee, together with the principal prepayment in full or in part, the amount of such prepayment charge (or such portion as had been waived) for deposit into the Certificate Account, and the Class X-P Certificates will be entitled to receive the amount deposited by the master servicer in respect of such waived prepayment charge as if such prepayment charge was paid by the related borrower.

There is no mechanism to ensure that the correct amounts of prepayment charges or payments in lieu thereof are made. The ratings assigned to the Class X-P Certificates do not address the likelihood that any prepayment charges will be received by the Class X-P Certificates.

Book-Entry Certificates; Denominations

The offered certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates that in the aggregate will equal the initial Class Certificate Balance of each class of certificates (or in the case of the Class X-P Certificates, the initial Notional Amount of that class of certificates) and that will be held by a depository, which will initial be a nominee of The Depository Trust Company. Beneficial interests in the book-entry certificates will be held indirectly by investors through the book-entry facilities of the depository, as described in this free writing prospectus. Investors may hold the beneficial interests in the book-entry certificates in minimum denominations representing (i) an original principal amount or notional amount of $25,000 and integral multiples of $1 in excess thereof, in the case of the LIBOR Certificates and (ii) Notional Amounts of $100,000 and integral multiples of $1 in excess thereof, in the case of the Class X-P Certificates. The depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities—Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the issuing entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities—Book-Entry Registration of Securities” in the prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during each interest accrual period thereafter at the applicable rate determined as described in the table under “—Interest” below. “LIBOR” applicable to an interest accrual period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that interest accrual period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as calculation agent, will establish LIBOR for the related interest accrual period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next interest accrual period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.320%.

Payments on Mortgage Loans; Accounts

Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, F.S.B., which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long-term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of Mortgage Loans subsequent to the cut-off date (other than in respect of principal and interest due on the Mortgage Loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:

•	all payments on account of principal on the Mortgage Loans, including Principal Prepayments,

•
all payments on account of interest on the Mortgage Loans, net of the related Master Servicing Fee (as adjusted by Compensating Interest payments), any lender paid mortgage insurance premiums and any prepayment interest excess,

•	all payments on account of prepayment charges on the Mortgage Loans,

•
all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures,

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible,

•
any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from any mortgaged property that the master servicer or its designee has acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”),

•	all Substitution Adjustment Amounts, and

•	all Advances made by the master servicer.

Prior to their deposit into the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors—Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the prospectus.

The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:

•
to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer) described above under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses”,

•
to reimburse each of the master servicer and the trustee for unreimbursed Advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the Mortgage Loan in respect of which any such Advance was made,

•
to reimburse each of the master servicer and the trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan, and their respective portions of the nonrecoverable advance),

•	to reimburse the master servicer for insured expenses from the related insurance proceeds,

•
to reimburse the master servicer for any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (1) the preservation, restoration and protection of a mortgaged property, (2) any enforcement or judicial proceedings, including foreclosures, (3) the management and liquidation of any REO Property and (4) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto),

•
to pay to the purchaser, with respect to each Mortgage Loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such Mortgage Loan after the date of such purchase,

•	to reimburse the sellers and the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement,

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account,

•
to withdraw an amount equal to the sum of (a) the related Available Funds, (b) any prepayment charges received on the Mortgage Loans and (c) the Trustee Fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account, and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.

The master servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.

Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds, any prepayment charges received on the Mortgage Loans and the Trustee Fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

•	the aggregate amount remitted by the master servicer to the trustee, and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.

The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders as described below under “—Priority of Distributions Among Certificates” and may from time to time make withdrawals from the Distribution Account:

•	to pay the Trustee Fee to the trustee,

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account,

•
to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error), and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.

Investments of Amounts Held in Accounts

The Certificate Account and the Distribution Account. All funds in the Certificate Account and the Distribution Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. In the case of the Certificate Account and the Distribution Account, all income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the pooling and servicing agreement.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer	One-twelfth of the Stated Principal Balance of each Mortgage Loan multiplied by the Master Servicing Fee Rate (3)	Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that Mortgage Loan	Monthly

Additional Servicing Compensation / Master Servicer	Prepayment Interest Excess	Compensation	Interest payments in connection with certain prepayments on the mortgage loans	Monthly

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding Mortgage Loans (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses
Insured expenses / Master Servicer	Expenses incurred by the master servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time

Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances	Reimbursement of Expenses
With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)
Time to time

Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

__________
(1)
If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)
The Master Servicing Fee Rate for each Mortgage Loan will equal 0.395% per annum with respect to the IndyMac Mortgage Loans and 0.375% per annum with respect to the remaining Mortgage Loans. The weighted average of the Master Servicing Fee Rates as of the cut-off date is 0.382% per annum. The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full, as described in this free writing prospectus under “Servicing of Mortgage Loans—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans.”

(4)
“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)
Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions

Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in August 2007 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the related Record Date. The “Record Date” for the LIBOR Certificates and any Distribution Date will be the business day immediately preceding that Distribution Date, or if the LIBOR Certificates are no longer book-entry certificates, the Record Date will be the last business day of the calendar month preceding the month of that Distribution Date. For each other class of certificates and (x) the first Distribution Date, the Record Date will be the closing date and (y) any other Distribution Date, the Record Date will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more or who holds a Class X-P Certificate and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the trustee.

Priority of Distributions Among Certificates

As more fully described in this free writing prospectus, distributions on the senior certificates will be made on each Distribution Date from Available Funds. Distributions on the subordinated certificates will be based on any remaining Available Funds for the Distribution Date after giving effect to distributions on the senior certificates in the following order of priority:

•
to interest on each interest-bearing class of senior certificates and components, pro rata; provided, however, that any distribution of interest to which an IO Component is otherwise entitled (after allocation of Net Deferred Interest) will first be deposited into the Carryover Shortfall Reserve Fund and will not be distributed to the Class X-P Certificates except as described below;

•
to principal of the classes of senior certificates and components then entitled to receive distributions of principal, in the order and subject to the priorities set forth in this free writing prospectus under “Description of the Certificates—Principal,” in each case in an aggregate amount up to the maximum amount of principal to be distributed on the classes on the Distribution Date;

•
to interest on and then principal of each class of subordinated certificates, in the order of their distribution priorities, beginning with the Class M-1 Certificates, in each case subject to the limitations set forth in this free writing prospectus under “Description of the Certificates—Interest” and “—Principal”;

•	from amounts on deposit in the Carryover Shortfall Reserve Fund, as described in this free writing prospectus under the “Description of the Certificates—Carryover Shortfall Reserve Fund”; and

•	from any remaining amounts, to the Class A-R Certificates.

The holders of the Class X-P Certificates will be entitled to all prepayment charges received on the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other classes of certificates and will not be used to cover any Carryover Shortfall Amounts.

“Available Funds” for any Distribution Date will equal the sum of:

•
all scheduled installments of interest (net of the related expense fees and after taking into account reductions due to Deferred Interest on the Mortgage Loans) and principal due on the Mortgage Loans in the related Due Period and received before the related Determination Date, together with any advances with respect to them,

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the Mortgage Loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures and all other cash amounts received and retained in connection with (1) the liquidation of defaulted Mortgage Loans, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (2) any Subsequent Recoveries with respect to Mortgage Loans,

•
all partial or full prepayments with respect to Mortgage Loans received during the related Prepayment Period, together with interest paid in connection with such prepayments and any related Compensating Interest,

•
amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted Mortgage Loan or a Mortgage Loan repurchased by a seller or the master servicer as of the Distribution Date, and minus

•
amounts in reimbursement for advances previously made and other amounts as to which the master servicer or the trustee is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.

Interest

Pass-Though Rates. The classes of certificates will have the respective pass-through rates described below (each, a “pass-through rate”).

LIBOR Certificates.

The pass-through rate for each class of LIBOR Certificates for any interest accrual period will be a per annum rate equal to the lesser of:

•	LIBOR plus the applicable Pass-Through Margin for such class, and

•	the Net Rate Cap.

The “Pass-Through Margins” for the LIBOR Certificates are set forth in the following table:

	Pass-Through Margin (%)
Class of Certificates	(1)	(2)
Class A-1	0.290%	0.580%
Class A-2	0.350%	0.700%
Class A-3	0.500%	1.000%
Class M-1	1.250%	1.875%
Class M-2	1.500%	2.250%
Class M-3	1.750%	2.625%
Class M-4	1.750%	2.625%
Class M-5	1.750%	2.625%
Class M-6	1.750%	2.625%
Class M-7	1.750%	2.625%
Class M-8	1.750%	2.625%
Class M-9	1.750%	2.625%
Class B-1	1.750%	1.750%
Class B-2	1.750%	1.750%
Class B-3	1.750%	1.750%
__________
(1)	For each interest accrual period occurring on or prior to the Optional Termination Date.
(2)	For each interest accrual period occurring after the Optional Termination Date.

Class A-R Certificates.

The pass-through rate for the Class A-R Certificates for the interest accrual period for any Distribution Date will be a per annum rate equal to the Net Rate Cap. The pass-through rate for the Class A-R Certificates for the interest accrual period related to the first Distribution Date is expected to be approximately 8.137854% per annum.

Class X-P Certificates.

The pass-through rate for the Class X-P IO-1 Component for the interest accrual period for any Distribution Date will equal the excess, if any, of (1) the Net Rate Cap (adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the senior certificates (other than the Class X-P and Class A-R Certificates) and the Class X-P PO-1 Component (weighted on the basis of their respective Class Certificate Balances and Component Principal Balance and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

The pass-through rate for the Class X-P IO-2 Component for the interest accrual period for any Distribution Date will equal the excess, if any, of (1) the Net Rate Cap (adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the subordinated certificates (treating the Class X-P PO-2 Component as a subordinated certificate) for that Distribution Date (weighted on the basis of their respective Class Certificate Balances and Component Principal Balance and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

The pass-through rate for each PO Component for the interest accrual period for any Distribution Date will be 0% per annum.

Interest Entitlement. Interest will accrue at the rate described in this free writing prospectus on the Class A-R and Class X-P Certificates on the basis of a 360-day year divided into twelve 30-day months. Interest will accrue at the rate described in this free writing prospectus on the LIBOR Certificates on the basis of a 360-day year and the actual number of days that elapsed in the interest accrual period.

The “interest accrual period” for the Class A-R and Class X-P Certificates for any Distribution Date will be the calendar month before the Distribution Date. The interest accrual period for the LIBOR Certificates for any Distribution Date will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or commencing on the closing date, in the case of the first Distribution Date) and ending on the day immediately prior to that Distribution Date.

On each Distribution Date, to the extent of funds available therefor, each class of certificates and interest-bearing components will be entitled to receive an amount allocable to interest for the related interest accrual period. This “Interest Distribution Amount” for any class of interest-bearing certificates and the IO Components and any Distribution Date will equal the sum of:

•
interest at the applicable pass-through rate for the related interest accrual period on the related Class Certificate Balance or Component Notional Amount, as the case may be, as of the last day of the related interest accrual period, and

•
the sum of the amounts, if any, by which the amount described in the prior bullet point on each prior Distribution Date (after reducing such amount for any Net Deferred Interest previously allocated to such class or component on each prior Distribution Date) exceeded the amount actually distributed as interest on the prior Distribution Dates and not subsequently distributed (which are called “unpaid interest amounts”), minus

•	any Net Deferred Interest for that Distribution Date allocated to the applicable class or component, and

•	any Net Interest Shortfalls for that Distribution Date allocated to the applicable class or component.

The Class X-P Certificates will be entitled to receive with respect to the interest accrual period related to each Distribution Date the sum of the Interest Distribution Amounts on its IO Components.

All amounts in respect of interest otherwise payable to the IO Components on any Distribution Date will be deposited in the Carryover Shortfall Reserve Fund to pay any Carryover Shortfall Amounts to the LIBOR Certificates in the manner and priority set forth in this free writing prospectus under “—Carryover Shortfall Reserve Fund”.

Definitions Related to Interest Calculations.

With respect to any Distribution Date, the “Adjusted Net Mortgage Rate” for a Mortgage Loan and any Distribution Date is the Mortgage Rate of the Mortgage Loan as of the first day of the related Due Period, less the Expense Fee Rate.

The “Carryover Shortfall Amount” for any Distribution Date and each class of LIBOR Certificates will equal the sum of:

•	the excess, if any, of

•
the amount of interest such class of certificates would have been entitled to receive on such Distribution Date (prior to reduction for any Net Deferred Interest and Net Interest Shortfalls) had its pass-through rate not been subject to the Net Rate Cap, over

•
the amount of interest such class of certificates is entitled to receive on such Distribution Date based on the Net Rate Cap (prior to reduction for any Net Deferred Interest and Net Interest Shortfalls), and

•
in the case of each class of LIBOR Certificates, other than the Class B Certificates, the unpaid portion of any such excess from prior Distribution Dates and interest accrued thereon at the then-applicable pass-through rate on such class of certificates, without giving effect to the Net Rate Cap.

Any Carryover Shortfall Amount on a class of LIBOR Certificates will be paid on that Distribution Date or (except in the case of the Class B Certificates) on future Distribution Dates from and to the extent of funds available therefor in the Carryover Shortfall Reserve Fund as described in this free writing prospectus under “—Carryover Shortfall Reserve Fund”.

The “Net Mortgage Rate” for a Mortgage Loan and any Distribution Date is the Mortgage Rate of the Mortgage Loan as of the first day of the related Due Period, less the Master Servicing Fee Rate.

The “Net Rate Cap” for any Distribution Date and any class of LIBOR Certificates, is a per annum rate (subject to adjustment based on the actual number of days elapsed in the related interest accrual period) equal to a fraction, expressed as a percentage, (1) the numerator of which is the product of (A) 12 and (B) the amount of interest which accrued on the Mortgage Loans in the prior calendar month (after giving effect to principal prepayments) at their Adjusted Net Mortgage Rates and (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date).

The “Optional Termination Date” will be the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and any related foreclosed or otherwise repossessed properties at the time of repurchase is equal to or less than 5% of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.

The “Weighted Average Adjusted Net Mortgage Rate” for any Distribution Date is the weighted average of the Adjusted Net Mortgage Rates of the Mortgage Loans, weighted on the basis of their respective Stated Principal Balances as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date).

Allocation of Net Deferred Interest

On each Distribution Date, the Senior Percentage of the Net Deferred Interest will be allocated among the senior certificates and the Subordinated Percentage of the Net Deferred Interest will be allocated to the subordinated certificates. Among the senior certificates or subordinated certificates, as applicable, the Net Deferred Interest allocated to a class of certificates or its IO Components will be an amount equal to the excess, if any, for each such class or IO component of:

•	the amount of interest that accrued on such class of certificates or IO Component at its respective pass-through rate during the interest accrual period related to that Distribution Date, over

•	the amount of current interest that would have accrued had the pass-through rate for that class of certificates or IO Component equalled the related Adjusted Rate Cap for that Distribution Date.

The amount of Net Deferred Interest allocated to a class of certificates will be added to the Class Certificate Balance of such class of certificates, and the amount of Net Deferred Interest allocated to an IO Component will be added to the Component Principal Balance of the PO Component with the same alpha-numeric designation.

Definitions Related to Net Deferred Interest Calculations.

The “Adjusted Rate Cap” for any Distribution Date and a class of LIBOR Certificates will equal the excess, if any, of

•	the Net Rate Cap for that Distribution Date, over

•	a fraction, expressed as a percentage,

•
(i) the numerator of which is the product of (a) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related interest accrual period, and (b) the amount of Net Deferred Interest for that Distribution Date, and (ii) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date).

The “Adjusted Rate Cap” for any Distribution Date and each of the Class X-P IO-1 and Class X-P IO-2 Components will equal the pass-through rate for such IO Component computed for this purpose by

•
subtracting the product of (i) the Net Deferred Interest for the Mortgage Loans for such Distribution Date and (ii) 12 from the numerator of the Net Rate Cap calculation for such Distribution Date, and

•
computing the pass-through rates of the senior certificates (other than the Class A-R and Class X-P Certificates), in the case of the Class X-P IO-1 Component, and the subordinated certificates, in the case of the Class X-P IO-2 Component, by substituting “Adjusted Rate Cap” for “Net Rate Cap” in the calculation thereof.

“Deferred Interest” for each Mortgage Loan and each related Due Period will be the excess, if any, of:

•	the amount of interest accrued on such Mortgage Loan from the Due Date in the preceding Due Period to the Due Date in the related Due Period, over

•	the monthly payment paid for such Due Period.

Such excess may occur because the borrower makes the minimum monthly payment and that payment is not sufficient to pay all interest accrued on such Mortgage Loan, resulting in negative amortization.

The “Net Deferred Interest” for each Distribution Date is equal to the excess, if any, of:

•	the aggregate Deferred Interest that accrued on the Mortgage Loans during the related Due Period as described above, over

•	the Principal Prepayment Amount for that Distribution Date.

The “Net Principal Prepayment Amount” for any Distribution Date is equal to the excess, if any, of

•	the Principal Prepayment Amount, over

•	the aggregate amount of Deferred Interest accrued on the Mortgage Loans from the Due Date in the preceding Due Period to the Due Date in the Due Period related to that Distribution Date.

The “Principal Prepayment Amount” for any Distribution Date is equal to the sum of:

•	all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, and

•	any Subsequent Recoveries on the Mortgage Loans received during the related Due Period.

Allocation of Interest Shortfalls

The interest entitlement described above for each class of certificates for any Distribution Date will be reduced by the amount of Net Interest Shortfalls experienced by the Mortgage Loans.

Net Interest Shortfalls on any Distribution Date will be allocated pro rata among all classes of certificates (or IO Components thereof) entitled to receive distributions of interest on such Distribution Date, based on the amount of interest each such class of certificates or component would otherwise be entitled to receive on such Distribution Date, in each case before taking into account any reduction in such amounts from such Net Interest Shortfalls.

If on a particular Distribution Date, Available Funds in the Certificate Account applied in the order described in this free writing prospectus under “—Priority of Distributions Among Certificates” are not sufficient to make a full distribution of the interest entitlement on the certificates and components, interest will be distributed on each class of certificates and components of equal priority based on the amount of interest it would otherwise have been entitled to receive in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates and components will be entitled to receive on the next Distribution Date. A shortfall could occur, for example, if losses realized on the Mortgage Loans were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

Definitions Related to Interest Shortfall Calculations.

A “Debt Service Reduction” is the modification of the terms of a mortgage loan in the course of a borrower’s bankruptcy proceeding, allowing for the reduction of the amount of the monthly payment on that mortgage loan.

With respect to any Distribution Date, the “Net Interest Shortfall” is equal to the sum of:

•	any net prepayment interest shortfalls for that Distribution Date, and

•	the amount of interest that would otherwise have been received with respect to any Mortgage Loan that was the subject of a Relief Act Reduction or a Debt Service Reduction.

With respect to any Distribution Date, a “net prepayment interest shortfall” for any Distribution Date is the amount by which the aggregate prepayment interest shortfall experienced by the Mortgage Loans during the related Prepayment Period exceeds the Compensating Interest for that Distribution Date.

A “prepayment interest shortfall” for any Mortgage Loan for any Distribution Date is the amount by which interest paid by the borrower in connection with a prepayment of principal on that Mortgage Loan during the period beginning on the first day of the related Prepayment Period and ending on the Due Date occurring in such Prepayment Period is less than one month’s interest at the related Mortgage Rate, net of the related Master Servicing Fee Rate, on the Stated Principal Balance of the Mortgage Loan.

A “Relief Act Reduction” is a reduction in the amount of the monthly interest payment on a Mortgage Loan pursuant to the Servicemembers Civil Relief Act or similar state laws. See “Certain Legal Aspects of the Loans—Servicemembers Civil Relief Act” in the prospectus.

Carryover Shortfall Reserve Fund

On the closing date, the trustee will establish a reserve fund (the “Carryover Shortfall Reserve Fund”). On each Distribution Date, all amounts distributable as interest to the IO Components will be deposited in the Carryover Shortfall Reserve Fund for distribution as specified below. In addition, on the closing date, the depositor will cause $1,000 to be deposited in the Carryover Shortfall Reserve Fund.

On each Distribution Date, all amounts distributable as interest to the IO Components of the Class X-P Certificates will be deposited in the Carryover Shortfall Reserve Fund and will be distributed, concurrently, as follows:

•
from amounts on deposit in the Carryover Shortfall Reserve Fund otherwise distributable to the Class X-P IO-1 Component, first, concurrently, to the LIBOR Certificates that are senior certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date, second, concurrently, to the LIBOR Certificates that are senior certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above and third, any amounts remaining to the Class X-P Certificates, and

•
from amounts on deposit in the Carryover Shortfall Reserve Fund otherwise distributable to the Class X-P IO-2 Component, first, concurrently, to each class of subordinated certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date, second, concurrently, to each class of subordinated certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above and third, any amounts remaining to the Class X-P Certificates.

To the extent amounts in respect of interest otherwise payable to an IO Component are used to pay Carryover Shortfall Amounts and are not paid to the Class X-P Certificates, a holder of the Class X-P Certificates will not be entitled to reimbursement for such amounts.

All funds on deposit in the Carryover Shortfall Reserve Fund will remain uninvested.

Principal

General. On each Distribution Date, the Principal Amount will be distributed as principal as described above under “—Priority of Distributions Among Certificates,” first, with respect to the senior certificates (or with respect to the Class X-P Certificates, the related PO Components) in an amount up to the Senior Principal Distribution Amount and second, as principal of the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount.

The “Principal Amount” for any Distribution Date will equal the sum of:

1.	all monthly payments of principal due on each Mortgage Loan (other than a Liquidated Mortgage Loan) during the related Due Period,

2.
the principal portion of the purchase price of each Mortgage Loan that was repurchased by a seller, the master servicer or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

3.	the Substitution Adjustment Amount in connection with any deleted Mortgage Loan received with respect to the Distribution Date,

4.
any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

5.
with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan, and

6.	the Net Principal Prepayment Amount.

Senior Principal Distribution Amount. On each Distribution Date, the Principal Amount, up to the amount of the Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the following classes of senior certificates, in the following order of priority:

•	first, to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero, and

•
second, concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates and the PO Components, pro rata, until their respective Class Certificate Balances or Component Principal Balances, as applicable, are reduced to zero.

If on any Distribution Date the allocation to the classes of senior certificates or components thereof then entitled to distributions of principal would reduce the outstanding Class Certificate Balance or Component Principal Balance of the class or classes or components, as applicable, below zero, the distribution to the classes of certificates of the Senior Percentage and Senior Prepayment Percentage of the related principal amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balances or Component Principal Balances to zero.

The capitalized terms used in this free writing prospectus have the following meanings:

“Prepayment Period” means with respect to any Distribution Date, the period beginning on the sixteenth day of the calendar month preceding the month in which such Distribution Date occurs (or in the case of the first Distribution Date, from July 1, 2007) and ending on the fifteenth day of the calendar month in which such Distribution Date occurs.

“Due Period” means, with respect to a Mortgage Loan, the period beginning on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

The “Senior Principal Distribution Amount” for any Distribution Date will equal the sum of

•	the Senior Percentage of all amounts described in clauses 1. through 4. of the definition of Principal Amount for that Distribution Date,

•	for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

•
the Senior Percentage of the Stated Principal Balance of the Mortgage Loan as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date), and

•	the Senior Prepayment Percentage of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan,

•	the Senior Prepayment Percentage of the Net Principal Prepayment Amount for that Distribution Date.

“Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to:

•	the payment of principal due on the Due Date and irrespective of any delinquency in payment by the related borrower;

•	liquidation proceeds received through the end of the prior calendar month and allocable to principal;

•	prepayments of principal received through the last day of the related Prepayment Period;

•	any Deferred Interest added to the principal balance of that Mortgage Loan on or prior to such Due Date pursuant to the terms of the related mortgage note; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the Mortgage Loan.

The Stated Principal Balance of a Liquidated Mortgage Loan is zero.

“Deficient Valuation” means for any Mortgage Loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.

The “pool principal balance” with respect to any Distribution Date equals the aggregate of the Stated Principal Balances of the Mortgage Loans outstanding as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date).

The “Senior Percentage” for any Distribution Date is the percentage equivalent of a fraction, not to exceed 100%, the numerator of which is the aggregate Class Certificate Balance of the classes of senior certificates immediately before that Distribution Date and the denominator of which is the aggregate Class Certificate Balance of all of the certificates immediately prior to such Distribution Date.

For any Distribution Date, the “Subordinated Percentage” will be calculated as the difference between 100% and the Senior Percentage for such Distribution Date.

The “Subordinated Prepayment Percentage” as of any Distribution Date will be calculated as the difference between 100% and the Senior Prepayment Percentage for such Distribution Date.

The “Senior Prepayment Percentage” for any Distribution Date occurring during the ten years beginning on the first Distribution Date will equal 100%. Thereafter, the Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraph. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the principal balance of the mortgage pool evidenced by the subordinated certificates. Increasing the interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

The Senior Prepayment Percentage for any Distribution Date occurring on or after the tenth anniversary of the first Distribution Date will be as follows:

•	for any Distribution Date in the first year thereafter, the Senior Percentage plus 70% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the second year thereafter, the Senior Percentage plus 60% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the third year thereafter, the Senior Percentage plus 40% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the fourth year thereafter, the Senior Percentage plus 20% of the Subordinated Percentage for the Distribution Date, and

•	for any Distribution Date thereafter, the related Senior Percentage for the Distribution Date;

provided, however, that if on any Distribution Date the Senior Percentage exceeds the initial Senior Percentage as of the closing date, then the Senior Prepayment Percentage for that Distribution Date will equal 100%.

Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage will occur unless both of the step down conditions listed below are satisfied:

•
the aggregate Stated Principal Balance of all Mortgage Loans delinquent 60 days or more according to the MBA Method (including Mortgage Loans in foreclosure, real estate owned by the issuing entity and Mortgage Loans the borrowers of which are in bankruptcy) (averaged over the preceding six month period), as a percentage of the aggregate Class Certificate Balance of the subordinated certificates on the Distribution Date, is less than 50%, and

•	cumulative Realized Losses on all of the Mortgage Loans do not exceed:

•
commencing with the Distribution Date on the tenth anniversary of the first Distribution Date, 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date (the “original subordinate principal balance”),

•	commencing with the Distribution Date on the eleventh anniversary of the first Distribution Date, 35% of the original subordinate principal balance,

•	commencing with the Distribution Date on the twelfth anniversary of the first Distribution Date, 40% of the original subordinate principal balance,

•	commencing with the Distribution Date on the thirteenth anniversary of the first Distribution Date, 45% of the original subordinate principal balance, and

•	commencing with the Distribution Date on the fourteenth anniversary of the first Distribution Date, 50% of the original subordinate principal balance.

Notwithstanding the preceding paragraphs, the Senior Prepayment Percentage will decrease prior to the tenth anniversary of the first Distribution Date (and may be less than the amount set forth above) if the Two Times Test is satisfied. The “Two Times Test” will be satisfied and the Senior Prepayment Percentage will be adjusted if:

•
before the Distribution Date in August 2010, the Subordinated Percentage is at least 200% of the Subordinated Percentage as of the closing date, the delinquency test set forth above is satisfied and cumulative Realized Losses do not exceed 20% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date, and

•
on or after the Distribution Date in August 2010, the Subordinated Percentage is at least 200% of the Subordinated Percentage as of the closing date, the delinquency test set forth above is satisfied and cumulative Realized Losses do not exceed 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date.

If the Two Times Test is satisfied as in the first bullet point, the Senior Prepayment Percentage will equal the Senior Percentage for that Distribution Date plus 50% of the amount equal to 100% minus the Senior Percentage for that Distribution Date. If the Two Times Test is satisfied as in the second bullet point, the Senior Prepayment Percentage will equal the related Senior Percentage.

Subordinated Principal Distribution Amount. On each Distribution Date, to the extent of Available Funds available therefor, the Principal Amount, up to the amount of the Subordinated Principal Distribution Amount for the Distribution Date, will be distributed as principal of the subordinated certificates. Except as provided in the next paragraph, each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution Amount (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds for distribution of principal. Distributions of principal of the subordinated certificates will be made sequentially to the classes of subordinated certificates in the order of their priority of distribution, beginning with the Class M-1 Certificates, until their respective Class Certificate Balances are reduced to zero. The Class M Certificates have a higher distribution priority than the Class B Certificates. Within the Class M and Class B Certificates, the distribution priorities are in numerical order.

With respect to each class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the Applicable Credit Support Percentage is less than the Original Applicable Credit Support Percentage, no distribution of the Net Principal Prepayment Amount will be made to any of those classes (the “Restricted Classes”). The Net Principal Prepayment Amount otherwise distributable to the Restricted Classes will be allocated among the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances and distributed in the sequential order described above.

For any Distribution Date and any class of subordinated certificates, the “Applicable Credit Support Percentage” is equal to the sum of the related Class Subordination Percentages of such class and all classes of subordinated certificates which have lower distribution priorities than such class.

For any Distribution Date and any class of subordinated certificates, the “Original Applicable Credit Support Percentage” is equal to the Applicable Credit Support Percentage for the class on the date of issuance of the certificates.

The “Class Subordination Percentage” with respect to any Distribution Date and each class of subordinated certificates, will equal the fraction, expressed as a percentage, the numerator of which is the Class Certificate Balance of the class of subordinated certificates immediately before the Distribution Date and the denominator of which is the aggregate of the Class Certificate Balances of all classes of certificates immediately before the Distribution Date.

On the date of issuance of the certificates, the characteristics listed below are expected to be as follows:

Class of Certificates	Initial Beneficial Interest in Issuing Entity	Initial Credit Enhancement Level	Original Applicable Credit Support Percentage
Senior Certificates	87.25%	12.75%	N/A
Class M-1	2.75%	10.00%	12.75%
Class M-2	2.00%	8.00%	10.00%
Class M-3	0.75%	7.25%	8.00%
Class M-4	1.00%	6.25%	7.25%
Class M-5	0.50%	5.75%	6.25%
Class M-6	0.50%	5.25%	5.75%
Class M-7	0.75%	4.50%	5.25%
Class M-8	0.25%	4.25%	4.50%
Class M-9	0.75%	3.50%	4.25%
Class B-1	1.85%	1.65%	3.50%
Class B-2	0.55%	1.10%	1.65%
Class B-3	1.10%	0.00%	1.10%

The “Subordinated Principal Distribution Amount” for any Distribution Date will equal the sum of

•	the Subordinated Percentage of all amounts described in clauses 1. through 4. of the definition of Principal Amount for that Distribution Date,

•
for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the liquidation proceeds allocable to principal received on the Mortgage Loan, after application of the amounts pursuant to the second bulleted item of the definition of Senior Principal Distribution Amount up to the related Subordinated Percentage of the Stated Principal Balance of the Mortgage Loan as of the Due Date in the month preceding the month of that Distribution Date, and

•	the Subordinate Prepayment Percentage of the Net Principal Prepayment Amount for that Distribution Date.

Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, whether or not the Class A-R Certificates are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive certain amounts as described in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Losses

On each Distribution Date, the amount of any Realized Losses on the Mortgage Loans will be allocated:

•
first, to the subordinated certificates in the reverse order of their priority of distribution, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, in each case until the Class Certificate Balance of the respective class of subordinated certificates has been reduced to zero,

•
second, concurrently, to the senior certificates (or the PO Components thereof in the case of the Class X-P Certificates), pro rata, based upon their respective Class Certificate Balances or Component Principal Balances, as applicable, until their respective Class Certificate Balances or Component Principal Balances, as applicable, are reduced to zero; provided, however, that any Realized Losses allocable to the Class A-1, Class A-2 and Class A-3 Certificates will be allocated sequentially, first, to the Class A-3 Certificates until its Class Certificate Balance is reduced to zero, second, to the Class A-2 Certificates until its Class Certificate Balance is reduced to zero and third, to the Class A-1 Certificates until its Class Certificate Balance is reduced to zero.

Among the classes of subordinated certificates, the Class M Certificates have a higher distribution priority than the Class B Certificates. Within the Class M and Class B Certificates, the distribution priorities are in numerical order.

The “Senior Credit Support Depletion Date” is the date on which the aggregate Class Certificate Balance of the subordinated certificates is reduced to zero.

Because principal distributions are paid to some classes of certificates before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the Mortgage Loans than holders of classes that are entitled to receive principal earlier.

In general, a “Realized Loss” means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the Mortgage Loan exceeds the amount of liquidation proceeds applied to the principal balance of the related Mortgage Loan.

A “Liquidated Mortgage Loan” is a defaulted Mortgage Loan as to which the master servicer has determined that all recoverable liquidation and insurance proceeds have been received.

“Subsequent Recoveries” are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of the receipt of such recoveries.

Optional Purchase of Defaulted Loans and Certain Delinquent Loans

The master servicer may, at its option but subject to the conditions set forth in the pooling and servicing agreement, purchase from the issuing entity any Mortgage Loan which is delinquent in payment by 151 days or more according to the MBA Method. In addition, if a Mortgage Loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity, the master servicer will have the option to purchase that Mortgage Loan until the 270th day following the date on which that Mortgage Loan becomes subject to that repurchase obligation, regardless of the current pay status of that Mortgage Loan. Any purchase pursuant to the provisions described above will be at a price equal to 100% of the Stated Principal Balance of the Mortgage Loan plus accrued interest at the applicable Mortgage Rate from the date through which interest was last paid by the related borrower or advanced (and not reimbursed) to the first day of the month in which the amount is to be distributed.

Annex A

The Mortgage Pool

Loan Programs

Loan Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgag Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
40/30 Balloon – One-Year MTA	23	$9,785,397	2.41%	425,452	8.773	356	692	74.99	77.42
One-Month LIBOR	60	18,469,587	4.56	307,826	8.642	376	723	74.47	76.83
One-Year MTA	1,080	377,083,010	93.03	349,151	8.531	388	706	74.26	77.62
Total	1,163	$405,337,994	100.00%

Current Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
0.01-50,000.00	1	$31,186	0.01%	31,186	9.950	351	620	80.00	80.00
50,000.01-100,000.00	24	1,979,225	0.49	82,468	8.669	357	714	56.86	59.45
100,000.01-150,000.00	92	11,805,437	2.91	128,320	8.495	373	726	72.65	76.03
150,000.01-200,000.00	134	23,518,098	5.80	175,508	8.524	376	716	72.59	75.28
200,000.01-250,000.00	159	35,406,032	8.73	222,679	8.569	375	709	73.91	76.93
250,000.01-300,000.00	137	37,665,336	9.29	274,929	8.528	386	700	74.17	77.01
300,000.01-350,000.00	140	45,180,408	11.15	322,717	8.619	387	702	74.84	77.90
350,000.01-400,000.00	88	32,806,813	8.09	372,805	8.618	383	702	75.47	79.45
400,000.01-450,000.00	97	41,135,400	10.15	424,076	8.628	393	702	76.19	79.24
450,000.01-500,000.00	89	42,182,350	10.41	473,959	8.574	391	697	75.35	78.70
500,000.01-550,000.00	59	30,842,332	7.61	522,751	8.522	393	709	75.08	78.38
550,000.01-600,000.00	37	21,128,019	5.21	571,028	8.509	390	712	75.99	79.04
600,000.01-650,000.00	31	19,248,327	4.75	620,914	8.472	381	728	78.20	81.58
650,000.01-700,000.00	31	20,584,145	5.08	664,005	8.473	384	700	73.66	78.29
700,000.01-750,000.00	3	2,175,686	0.54	725,229	8.591	431	699	64.93	64.93
750,000.01-1,000,000.00	29	24,417,571	6.02	841,985	8.526	395	715	73.64	77.47
1,000,000.01-1,500,000.00	10	11,106,995	2.74	1,110,699	8.083	404	712	61.55	66.89
1,500,000.01-2,000,000.00	1	1,506,309	0.37	1,506,309	8.250	357	717	62.50	62.50
Greater than 2,000,000.01	1	2,618,328	0.65	2,618,328	8.250	350	702	72.81	72.81
Total	1,163	$405,337,994	100.00%

(1)	As of the cut-off date, the average current mortgage loan principal balance of the Mortgage Loans was approximately $348,528.

Original Principal Balances

Range of Original Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
0.01-50,000.00	1	$31,186	0.01%	31,186	9.950	351	620	80.00	80.00
50,000.01-100,000.00	26	2,179,883	0.54	83,842	8.665	356	716	57.94	60.85
100,000.01-150,000.00	100	13,125,601	3.24	131,256	8.494	377	724	72.20	75.21
150,000.01-200,000.00	146	26,463,765	6.53	181,259	8.534	373	714	73.27	76.15
200,000.01-250,000.00	154	35,247,244	8.70	228,878	8.544	379	709	73.57	76.42
250,000.01-300,000.00	143	40,365,064	9.96	282,273	8.577	388	699	74.71	77.81
300,000.01-350,000.00	129	42,402,621	10.46	328,702	8.602	383	703	74.83	77.72
350,000.01-400,000.00	98	37,506,319	9.25	382,718	8.615	390	706	75.36	80.01
400,000.01-450,000.00	87	37,762,256	9.32	434,049	8.619	385	698	76.02	78.52
450,000.01-500,000.00	93	44,924,208	11.08	483,056	8.555	393	699	75.07	78.45
500,000.01-550,000.00	53	28,113,093	6.94	530,436	8.584	390	705	76.46	79.32
550,000.01-600,000.00	36	21,052,807	5.19	584,800	8.478	387	719	76.06	79.56
600,000.01-650,000.00	43	27,568,270	6.80	641,123	8.431	387	714	75.72	79.93
650,000.01-700,000.00	12	8,202,498	2.02	683,542	8.530	395	716	72.92	75.71
700,000.01-750,000.00	6	4,532,438	1.12	755,406	8.892	393	675	67.05	70.42
750,000.01-1,000,000.00	28	24,696,500	6.09	882,018	8.392	392	719	73.70	78.18
1,000,000.01-1,500,000.00	7	8,545,914	2.11	1,220,845	8.135	406	712	57.65	60.82
Greater than 2,000,000.01	1	2,618,328	0.65	2,618,328	8.250	350	702	72.81	72.81
Total	1,163	$405,337,994	100.00%

State Distribution of Mortgaged Properties(1)

State	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
Alabama	3	$418,318	0.10%	139,439	9.071	356	730	78.40	83.12
Alaska	3	699,277	0.17	233,092	8.554	355	736	80.00	87.47
Arizona	49	17,484,152	4.31	356,819	8.543	391	711	74.20	76.54
California	438	182,963,349	45.14	417,725	8.564	387	701	74.27	77.66
Colorado	2	308,949	0.08	154,474	8.530	343	720	78.06	78.06
Connecticut	3	855,695	0.21	285,232	8.417	426	743	53.79	53.79
District of Columbia	1	219,592	0.05	219,592	8.875	356	666	70.44	70.44
Florida	215	58,794,046	14.50	273,461	8.581	383	718	75.36	78.78
Georgia	8	1,702,924	0.42	212,866	8.664	391	731	81.44	85.08
Hawaii	24	9,956,557	2.46	414,857	8.368	384	719	69.95	74.41
Idaho	6	1,369,000	0.34	228,167	8.401	362	765	78.99	83.13
Illinois	47	16,659,988	4.11	354,468	8.573	404	705	75.50	78.52
Indiana	1	430,338	0.11	430,338	7.375	337	719	80.00	80.00
Iowa	1	515,096	0.13	515,096	8.500	475	773	76.01	76.01
Kansas	1	130,937	0.03	130,937	8.125	356	797	72.22	72.22
Kentucky	3	350,603	0.09	116,868	8.488	406	696	70.69	73.04
Louisiana	1	374,078	0.09	374,078	8.750	352	669	71.57	71.57
Maine	1	116,521	0.03	116,521	8.375	357	780	78.91	78.91
Maryland	46	12,476,429	3.08	271,227	8.775	393	678	75.12	79.44
Massachusetts	6	1,990,656	0.49	331,776	8.513	388	696	77.44	82.02
Michigan	20	4,872,235	1.20	243,612	8.510	382	718	71.10	71.92
Minnesota	12	3,228,521	0.80	269,043	8.293	375	712	73.84	74.72
Mississippi	1	192,137	0.05	192,137	8.625	357	664	75.00	80.00
Missouri	8	2,417,030	0.60	302,129	8.562	362	755	74.56	75.06
Montana	1	256,959	0.06	256,959	8.500	351	682	66.08	66.08
Nebraska	1	100,136	0.02	100,136	8.750	353	732	78.43	90.52
Nevada	25	6,550,422	1.62	262,017	8.429	372	706	76.76	78.75
New Jersey	43	15,507,461	3.83	360,639	8.521	392	686	74.96	79.08
New York	28	9,069,034	2.24	323,894	8.529	369	712	71.60	74.19
North Carolina	3	1,505,264	0.37	501,755	7.887	423	738	74.50	78.00
Ohio	2	641,351	0.16	320,675	8.705	356	650	76.60	79.80
Oklahoma	2	238,407	0.06	119,203	8.015	356	751	66.62	74.93
Oregon	19	6,502,134	1.60	342,218	8.380	405	735	78.07	83.03
Pennsylvania	10	2,579,172	0.64	257,917	8.425	386	716	74.31	76.20
Rhode Island	2	1,332,438	0.33	666,219	8.075	355	751	43.96	43.96
South Carolina	6	2,353,766	0.58	392,294	8.723	400	717	75.52	79.17
Tennessee	5	1,089,529	0.27	217,906	8.704	382	732	80.71	86.04
Texas	10	4,545,694	1.12	454,569	8.211	357	711	71.67	75.24
Utah	5	1,185,470	0.29	237,094	8.650	394	745	81.93	86.38
Virginia	51	17,476,727	4.31	342,681	8.480	378	695	71.53	75.34
Washington	44	14,791,070	3.65	336,161	8.505	397	723	74.53	76.91
Wisconsin	6	1,086,530	0.27	181,088	8.321	407	722	81.11	83.20
Total	1,163	$405,337,994	100.00%

(1)	As of the cut-off date, no more than approximately 0.646% of the Mortgage Loans were secured by mortgaged properties located in any one postal zip code area.

Original Loan-to-Value Ratios(1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
0.01-50.00	60	$16,826,434	4.15%	280,441	8.417	394	711	40.37	42.00
50.01-55.00	20	6,446,767	1.59	322,338	8.453	371	700	52.63	55.36
55.01-60.00	41	12,637,018	3.12	308,220	8.158	396	734	58.01	58.48
60.01-65.00	61	22,715,737	5.60	372,389	8.264	386	718	63.30	66.36
65.01-70.00	116	41,823,551	10.32	360,548	8.432	391	712	68.91	70.86
70.01-75.00	174	66,704,925	16.46	383,362	8.591	383	705	73.97	76.29
75.01-80.00	647	224,892,195	55.48	347,592	8.602	387	704	79.63	83.98
80.01-85.00	7	2,153,103	0.53	307,586	8.449	348	680	84.50	84.50
85.01-90.00	26	7,812,921	1.93	300,497	8.793	359	704	89.74	89.74
90.01-95.00	11	3,325,344	0.82	302,304	8.485	417	716	94.58	94.58
Total	1,163	$405,337,994	100.00%

(1)	As of the cut-off date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans was approximately 74.29%.
(2)	Does not take into account any secondary financing on the Mortgage Loans that may exist at the time of origination.

Combined Loan-to-Value Ratios(1)

Range of Combined Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
0.01-50.00	56	$15,767,219	3.89%	281,557	8.424	393	713	40.33	40.45
50.01-55.00	18	5,590,564	1.38	310,587	8.477	363	694	52.74	52.74
55.01-60.00	41	12,700,001	3.13	309,756	8.146	397	731	57.38	58.26
60.01-65.00	54	18,326,063	4.52	339,372	8.310	387	723	63.01	63.16
65.01-70.00	106	37,621,192	9.28	354,917	8.410	393	713	68.64	68.84
70.01-75.00	155	57,184,958	14.11	368,935	8.541	380	704	72.95	73.85
75.01-80.00	366	128,405,768	31.68	350,835	8.592	380	705	79.23	79.51
80.01-85.00	33	15,703,604	3.87	475,867	8.484	379	697	77.79	83.85
85.01-90.00	301	103,721,546	25.59	344,590	8.651	395	704	79.77	89.66
90.01-95.00	32	9,885,534	2.44	308,923	8.534	396	709	84.88	94.74
95.01-100.00	1	431,545	0.11	431,545	8.000	356	667	80.00	97.06
Total	1,163	$405,337,994	100.00%

(1)
The Combined Loan-to-Value Ratios presented in the foregoing table reflect only certain junior lien Mortgage Loans secured by the related Mortgaged Properties. See the definition of “Combined Loan-to-Value Ratio” under the heading “Mortgage Pool” in this prospectus supplement.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
6.001-6.500	1	$504,689	0.12%	504,689	6.372	477	735	63.93	63.93
6.501-7.000	1	427,776	0.11	427,776	6.625	477	718	73.91	73.91
7.001-7.500	25	12,194,304	3.01	487,772	7.373	391	709	72.64	78.24
7.501-8.000	132	47,013,157	11.60	356,160	7.878	381	722	71.64	74.60
8.001-8.500	399	135,953,698	33.54	340,736	8.356	380	720	72.66	75.28
8.501-9.000	506	174,370,846	43.02	344,606	8.806	390	698	75.69	79.11
9.001-9.500	84	30,515,674	7.53	363,282	9.240	394	672	77.35	82.18
9.501-10.000	15	4,357,850	1.08	290,523	9.758	386	703	81.67	88.31
Total	1,163	$405,337,994	100.00%

(1)
The current mortgage rates listed in the preceding table include lender paid mortgage insurance premiums. As of the cut-off date, the weighted average current mortgage rate of the Mortgage Loans was approximately 8.542% per annum. As of the cut-off date, the weighted average current mortgage rate of the Mortgage Loans net of the premium charged by the lender in connection with lender paid mortgage insurance was approximately 8.529% per annum.

Types of Mortgaged Properties

Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
Single Family Residence	742	$254,737,832	62.85%	343,312	8.560	388	703	73.78	76.83
Planned Unit Development	225	87,880,163	21.68	390,579	8.456	383	718	74.82	78.61
Condominium	106	28,811,419	7.11	271,806	8.645	381	710	76.15	80.55
2-4 Family Residence	62	22,940,848	5.66	370,014	8.590	371	699	73.97	76.63
High-rise Condominium	26	10,202,228	2.52	392,393	8.432	410	710	77.51	81.22
Townhouse	2	765,505	0.19	382,752	8.627	354	649	76.67	76.67
Total	1,163	$405,337,994	100.00%

Purpose of Mortgage Loans

Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
Refinance (cash-out)	724	$245,317,455	60.52%	338,836	8.585	386	701	72.75	75.03
Refinance (rate-term)	216	80,817,095	19.94	374,153	8.485	387	708	75.02	78.65
Purchase	223	79,203,444	19.54	355,172	8.466	388	723	78.27	84.39
Total	1,163	$405,337,994	100.00%

Occupancy Types(1)

Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
Primary Residence	985	$357,559,076	88.21%	363,004	8.533	388	705	74.27	77.58
Investment Property	143	36,596,791	9.03	255,922	8.680	374	718	74.83	78.02
Secondary Residence	35	11,182,128	2.76	319,489	8.384	381	736	72.93	76.18
Total	1,163	$405,337,994	100.00%

(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
478	9	$3,341,039	0.82%	371,227	8.459	478	739	75.69	77.98
477	46	18,203,263	4.49	395,723	8.629	477	700	72.00	76.76
476	69	27,701,281	6.83	401,468	8.589	476	707	73.41	77.94
475	34	13,160,450	3.25	387,072	8.532	475	700	76.10	79.61
474	26	9,819,271	2.42	377,664	8.504	474	722	72.98	77.51
473	22	8,129,395	2.01	369,518	8.583	473	717	74.61	80.62
472	24	8,461,823	2.09	352,576	8.431	472	725	73.53	76.71
471	37	13,891,311	3.43	375,441	8.498	471	727	73.65	75.90
470	12	4,283,563	1.06	356,964	8.561	470	705	80.23	86.46
468	1	257,093	0.06	257,093	8.500	468	698	74.92	74.92
467	1	525,594	0.13	525,594	8.625	467	735	66.23	66.23
465	1	775,697	0.19	775,697	8.375	465	740	70.00	80.00
359	2	489,046	0.12	244,523	9.000	359	677	78.23	78.23
358	26	8,941,909	2.21	343,920	8.474	358	719	74.39	74.95
357	143	48,980,280	12.08	342,519	8.521	357	711	74.60	77.85
356	249	82,610,594	20.38	331,769	8.478	356	699	74.02	77.62
355	91	32,994,473	8.14	362,577	8.571	355	700	73.60	76.97
354	72	24,331,536	6.00	337,938	8.683	354	698	76.12	78.28
353	77	25,855,485	6.38	335,786	8.641	353	707	74.12	77.02
352	65	20,380,896	5.03	313,552	8.601	352	712	73.40	76.74
351	77	23,728,706	5.85	308,165	8.546	351	725	75.64	78.29
350	32	13,724,258	3.39	428,883	8.698	350	697	76.27	78.02
349	5	2,926,103	0.72	585,221	8.880	349	655	70.26	71.03
348	6	1,957,715	0.48	326,286	8.653	348	656	64.53	65.96
347	1	96,722	0.02	96,722	9.950	347	744	80.00	90.00
345	1	212,819	0.05	212,819	8.500	345	718	80.00	80.00
344	2	842,738	0.21	421,369	8.000	344	719	79.47	83.50
343	1	290,584	0.07	290,584	8.000	343	796	66.67	66.67
342	5	1,680,771	0.41	336,154	8.037	342	687	73.77	75.13
341	1	569,221	0.14	569,221	7.750	341	673	80.00	80.00
340	3	364,831	0.09	121,610	8.445	340	728	66.66	73.84
339	7	1,490,615	0.37	212,945	8.018	339	717	74.68	78.31
338	4	1,458,761	0.36	364,690	7.667	338	718	82.23	87.71
337	4	1,459,995	0.36	364,999	7.666	337	718	80.00	80.00
336	3	427,210	0.11	142,403	8.750	336	739	77.84	77.84
335	1	220,791	0.05	220,791	8.320	335	803	90.00	90.00
333	2	404,333	0.10	202,167	7.921	333	714	64.85	68.90
331	1	347,822	0.09	347,822	7.500	331	706	59.38	59.38
Total	1,163	$405,337,994	100.00%

(1)	As of the cut-off date, the weighted average remaining term to maturity of the Mortgage Loans was approximately 386 months.

Documentation Programs

Documentation Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
Reduced	593	$211,496,846	52.18%	356,656	8.493	389	711	74.71	78.68
No Income/No Asset	196	69,694,388	17.19	355,584	8.606	392	695	70.35	71.55
Full/Alternative	217	66,061,527	16.30	304,431	8.419	386	722	75.47	78.91
No Ratio	101	39,989,530	9.87	395,936	8.866	365	682	75.75	79.18
Stated Income/Stated Asset	55	17,942,553	4.43	326,228	8.609	377	696	76.96	79.67
Fannie Mae DU (1)	1	153,150	0.04	153,150	8.500	340	711	73.60	73.60
Total	1,163	$405,337,994	100.00%

(1)	Fannie Mae Desktop Underwriter is an automated underwriting system (AUS).

FICO Credit Scores(1)(2)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
561-580	1	$497,420	0.12%	497,420	9.000	350	579	80.00	90.00
601-620	3	1,088,483	0.27	362,828	8.847	351	615	60.03	60.03
621-640	82	29,757,536	7.34	362,897	8.707	378	632	74.24	76.26
641-660	101	37,569,246	9.27	371,973	8.778	375	650	76.15	80.84
661-680	181	59,198,442	14.60	327,063	8.709	389	671	75.17	78.71
681-700	184	61,772,449	15.24	335,720	8.561	386	691	73.88	77.79
701-720	171	63,148,138	15.58	369,287	8.451	384	710	74.37	76.71
721-740	146	56,713,328	13.99	388,447	8.432	394	730	75.33	79.32
741-760	113	35,968,549	8.87	318,306	8.404	394	750	74.77	78.00
761-780	83	29,279,146	7.22	352,761	8.453	388	772	71.47	74.24
781-800	75	23,825,734	5.88	317,676	8.390	383	788	72.40	75.21
801-820	23	6,519,524	1.61	283,458	8.210	389	808	68.34	69.30
Total	1,163	$405,337,994	100.00%

(1)	As of the cut-off date, the weighted average FICO Credit Score of the mortgagors related to the Mortgage Loans was approximately 707.
(2)
The FICO Credit Scores referenced in this table with respect to substantially all of the Mortgage Loans were obtained by the respective originators from one or more credit reporting agencies in connection with the origination of the Mortgage Loans.

Prepayment Charge Periods at Origination

Prepayment Charge Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
0	248	$85,859,701	21.18%	346,208	8.569	376	719	74.07	77.22
12	175	63,649,353	15.70	363,711	8.624	398	709	74.90	79.27
24	34	15,002,437	3.70	441,248	8.723	373	685	77.85	79.62
36	706	240,826,504	59.41	341,114	8.500	388	703	73.98	77.14
Total	1,163	$405,337,994	100.00%

Months to Next Mortgage Rate Adjustment Date(1)

Months to Next Mortgage Rate Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
1	1,155	$402,978,530	99.42%	348,899	8.542	386	707	74.26	77.58
2	6	1,870,419	0.46	311,736	8.497	358	691	78.49	78.49
3	2	489,046	0.12	244,523	9.000	359	677	78.23	78.23
Total	1,163	$405,337,994	100.00%

(1)	As of the cut-off date, the weighted average months to the next Mortgage Rate Adjustment Date of the Mortgage Loans was approximately 1 month.

Gross Margins(1)

Range of Gross Margins (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
2.001-3.000	156	$59,283,338	14.63%	380,021	7.791	383	721	72.19	75.68
3.001-4.000	913	313,008,230	77.22	342,835	8.603	386	707	74.32	77.40
4.001-5.000	91	32,645,485	8.05	358,742	9.301	391	675	77.60	82.67
5.001-6.000	2	304,220	0.08	152,110	9.950	355	661	88.97	88.97
6.001-7.000	1	96,722	0.02	96,722	9.950	347	744	80.00	90.00
Total	1,163	$405,337,994	100.00%

(1) As of the cut-off date, the weighted average gross margin of the Mortgage Loans was approximately 3.519%.

Maximum Mortgage Rates(1)

Range of Maximum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
7.001-8.000	3	$933,277	0.23%	311,092	7.990	353	730	75.03	81.50
8.001-9.000	5	1,336,830	0.33	267,366	7.867	356	715	74.55	79.20
9.001-10.000	891	307,992,402	75.98	345,670	8.519	374	707	74.06	77.05
10.001-11.000	141	52,743,579	13.01	374,068	8.491	465	727	73.50	77.35
11.001-12.000	119	40,943,279	10.10	344,061	8.809	381	681	77.10	81.99
12.001-13.000	2	808,368	0.20	404,184	8.443	356	683	75.00	75.00
18.001-19.000	2	580,259	0.14	290,130	8.907	356	696	64.20	66.78
Total	1,163	$405,337,994	100.00%

(1) As of the cut-off date, the weighted average maximum Mortgage Rate of the Mortgage Loans was approximately 10.199% per annum.

Next Mortgage Rate Adjustment Dates

Next Mortgage Rate Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
August 2007	1,155	$402,978,530	99.42%	348,899	8.542	386	707	74.26	77.58
September 2007	6	1,870,419	0.46	311,736	8.497	358	691	78.49	78.49
October 2007	2	489,046	0.12	244,523	9.000	359	677	78.23	78.23
Total	1,163	$405,337,994	100.00%

Initial Fixed Mortgage Rate Period

Initial Fixed Mortgage Rate Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
1	1,135	$393,351,886	97.04%	346,566	8.535	387	706	74.33	77.69
3	19	9,451,633	2.33	497,454	8.803	355	725	71.20	72.94
4	9	2,534,476	0.63	281,608	8.654	358	686	78.55	78.55
Total	1,163	$405,337,994	100.00%

Minimum Mortgage Rates(1)

Range of Minimum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
2.001-3.000	156	$59,283,338	14.63%	380,021	7.791	383	721	72.19	75.68
3.001-4.000	913	313,008,230	77.22	342,835	8.603	386	707	74.32	77.40
4.001-5.000	91	32,645,485	8.05	358,742	9.301	391	675	77.60	82.67
5.001-6.000	2	304,220	0.08	152,110	9.950	355	661	88.97	88.97
6.001-7.000	1	96,722	0.02	96,722	9.950	347	744	80.00	90.00
Total	1,163	$405,337,994	100.00%

(1)	As of the cut-off date, the weighted average Minimum Mortgage Rate of the Mortgage Loans was approximately 3.519% per annum.

Maximum Negative Amortization

Maximum Negative Amortization (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
110	241	$90,117,780	22.23%	373,933	8.650	359	692	75.08	77.44
115	922	315,220,214	77.77	341,887	8.511	394	711	74.06	77.62
Total	1,163	$405,337,994	100.00%

Initial Recast Period(1)

Initial Recast Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
60	1,091	$380,940,931	93.98%	349,167	8.540	386	708	74.20	77.36
120	72	24,397,064	6.02	338,848	8.573	385	691	75.69	81.10
Total	1,163	$405,337,994	100.00%

(1)
At the end of this period and every fifth year thereafter, the monthly payment for a Mortgage Loan is adjusted so that it is sufficient to amortize fully the then unpaid principal balance of the Mortgage Loan over its remaining amortization term.

Initial Fixed Scheduled Payment Period(1)

Initial Fixed Scheduled Payment Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)	Weighted Average Combined Loan-to- Value Ratio (%)
12	1,162	$404,983,140	99.91%	348,522	8.542	386	707	74.28	77.58
24	1	354,854	0.09	354,854	8.875	355	716	80.00	80.00
Total	1,163	$405,337,994	100.00%

(1)
During this period, the scheduled payment that is determined at origination will not adjust unless the unpaid principal balance of the Mortgage Loan exceeds the maximum negative amortization limit of 110% or 115%, as applicable, of the original principal balance due to Deferred Interest. If the applicable maximum negative amortization limit is reached, the monthly payment will be recast without regard to any other limitations to amortize fully the then unpaid principal balance of the Mortgage Loan over its remaining amortization term.

Annex B

Prepayment Charge Schedule

The table below indicates the type of prepayment charge applicable to the Mortgage Loans, the number of years after origination during which each type of prepayment charge applies and the number and aggregate Stated Principal Balance of the Mortgage Loans with each type of prepayment charge.

Prepayment Charge Type	Number of Mortgage Loans	Aggregate Stated Principal Balance	% of Aggregate Stated Principal Balance
2 months interest on 66% of the prepaid principal balance
1 years	1	$ 418,791	0.10%
3 years	8	$ 2,405,210	0.59%
3 months interest on 100% of the prepaid principal balance
1 year	1	$ 274,066	0.07%
6 months interest on 80% of the prepaid principal balance
1 year	164	$ 61,017,352	15.05%
2 years	33	$ 14,510,266	3.58%
3 years	647	$ 223,687,578	55.19%
5% on 80% of the prepaid principal balance
3 years	1	$ 176,284	0.04%
1% of the prepaid principal balance
1 years	2	$ 735,357	0.18%
3 years	15	$ 4,085,298	1.01%
2% of the prepaid principal balance
1 years	3	$ 435,222	0.11%
2 years	1	$ 492,171	0.12%
3 years	19	$ 6,990,392	1.72%
5% of the prepaid principal balance
1 years	4	$ 768,564	0.19%
3 years	16	$ 3,481,742	0.86%
No Prepayment Charge	248	$ 85,859,701	21.18%
Total	1,163	$ 405,337,994	100.00%

B-1